Exhibit 2.2

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

PINELAND FARMS POTATO COMPANY, INC.,

THE STOCKHOLDERS THEREOF,

THE SELLERS’ REPRESENTATIVE,

BEF FOODS, INC.

and

SOLELY FOR PURPOSES OF SECTION 10.14,

BOB EVANS FARMS, INC.

Dated as of January 24, 2017

i

3.20	Inventories	36
3.21	Insurance Policies	36
3.22	Employees	36
3.23	Relationships with Related Persons	36
3.24	Brokers and Finders	36
3.25	No Other Representations	36

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF BUYER

4.1	Organization, Good Standing and Qualification	37
4.2	Authority; Approval	37
4.3	Governmental Filings; No Violations; Certain Contracts	37
4.4	Litigation	38
4.5	Sufficiency of Funds	38
4.6	Solvency	39
4.7	Brokers and Finders	39
4.8	No Other Representations	39

	ARTICLE V

	COVENANTS

5.1	Interim Conduct	39
5.2	Filings; Other Actions; Notification	43
5.3	Access and Reports	44
5.4	Publicity	44
5.5	Employee Benefits	45
5.6	Indemnification; Directors’ and Officers’ Insurance	46
5.7	Pre-Closing Reorganization; Redemption	47
5.8	Tax Matters	47
5.9	Noncompetition, Nonsolicitation	51
5.10	No Negotiation	52

	ARTICLE VI

	CONDITIONS

6.1	Conditions to Each Party’s Obligation	52
6.2	Conditions to Obligations of Buyer	53
6.3	Conditions to Obligations of the Company and the Sellers	54

	ARTICLE VII

	TERMINATION

7.1	Termination	54
7.2	Effect of Termination and Abandonment	55

	ARTICLE VIII

	INDEMNIFICATION

8.1	Survival	56
8.2	Indemnification by Sellers	56
8.3	Indemnification by Buyer	57
8.4	Claims Procedure	58
8.5	Damages Calculation	60
8.6	Adjustments to Losses	60
8.7	Payments	61
8.8	Characterization of Indemnification Payments	62
8.9	Double Claims	62
8.10	Mitigation	62
8.11	Exclusive Remedy	62

	ARTICLE IX

	SELLERS’ REPRESENTATIVE

9.1	Acknowledgement	62
9.2	Indemnification of Sellers’ Representative	63
9.3	Reliance	64

	ARTICLE X

	MISCELLANEOUS AND GENERAL

10.1	Amendment; Waiver	64
10.2	Expenses	64
10.3	Counterparts	64
10.4	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	65
10.5	Notices	66
10.6	Entire Agreement	67
10.7	No Third Party Beneficiaries	68
10.8	Attorney Client Matter	68
10.9	Obligations of Buyer	69
10.10	Definitions	69
10.11	Severability	69
10.12	Interpretation; Construction	70
10.13	Assignment	70
10.14	Guarantee	70

Annex A	Defined Terms

Exhibit A	Schedule of Specified Employees
Exhibit A-1	Form of Employment Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Trademark License Agreement
Exhibit D	Form of Release
Exhibit E	Form of Escrow Agreement
Exhibit F	Agreed Accounting Principles
Exhibit G	Form of Original Base Purchase Price Statement
Exhibit H	Sample EBITDA Calculation
Exhibit I	Form of Earn-out Calculation Statement
Exhibit J	Form of Trademark Assignment Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 24, 2017 (the “Execution Date”), is made by and among BEF Foods, Inc., an Ohio corporation (“Buyer”), Pineland Farms Potato Company, Inc., a Maine corporation (the “Company”), the stockholders of the Company listed on the signature pages hereto (collectively, the “Sellers” and each individually, a “Seller”), Libra Foundation, a charitable trust with its principal place of administration in Portland, Maine, as representative of the Sellers (the “Sellers’ Representative”) and, solely for purposes of Section 10.14, Bob Evans Farms, Inc., a Delaware corporation (“Guarantor”). All the signatories to this Agreement other than Guarantor are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Company (i) processes, manufactures and produces mashed potato and cut potato products and grows potatoes for its own use and (ii) markets, sells and distributes mashed potato and cut potato products (the “Business”);

WHEREAS, the Sellers collectively own all of the issued and outstanding equity interests of the Company, consisting of (i) 50,000 shares of Class A voting common stock, without par value (the “Class A Common Stock”), and (ii) 3,680,000 shares of 7% cumulative non voting convertible preferred stock (the “Preferred Stock”);

WHEREAS, it is contemplated that prior to the Closing, Libra Foundation, as the holder of the Preferred Stock, will exercise its right under Section III(5)(b) of Article FIFTH of the Company’s Articles of Incorporation, as amended, to have issued to it by the Company 350,000 shares of Class B non voting common stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Equity Interests”) (such exercise, the “Class B Issuance”);

WHEREAS, immediately following the later to occur of the Class B Issuance and the consummation of the Cheese Business Reorganization and, in any event, prior to the Closing, the Company will redeem the Preferred Stock in full pursuant to the terms and conditions set forth in Section 5.7(b) (the “Redemption”) and will cancel the certificate or certificates representing the Preferred Stock;

WHEREAS, each Seller desires to sell to Buyer, and Buyer desires to purchase from each Seller, all of the Company Equity Interests held by such Seller, in each case subject to the terms and conditions set forth in this Agreement;

WHEREAS, at or prior to Closing, Rodney McCrum will enter into an employment agreement with the Company that will become effective as of the Closing in the applicable form set forth in Exhibit A-1 hereto, and the Company will offer to enter into employment agreements with each of the employees identified in Exhibit A that, if accepted and agreed to by the applicable employee counterparty, will become effective as of the Closing (collectively, the “Employment Agreements”);

WHEREAS, at or prior to Closing, the applicable parties thereto shall execute and deliver (i) a transition services agreement substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”), (ii) a second restated trademark license agreement substantially in the form attached hereto as Exhibit C (the “Trademark License Agreement”), and (iii) a trademark assignment agreement substantially in the form attached hereto as Exhibit J (the “Trademark Assignment Agreement”); and

WHEREAS, Buyer, the Company, each Seller, the Sellers’ Representative and Guarantor intend to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING; CLOSING DELIVERIES

1.1 Purchase and Sale of Company Equity Interests. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing, each Seller, severally and not jointly, agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from each such Seller, all Company Equity Interests held by such Seller as set forth opposite such Seller’s name in Section 2.1 of the Company Disclosure Letter.

1.2 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of Company Equity Interests provided for in this Agreement (the “Closing”) will take place at 10:00 a.m., Eastern Time, either (a) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004, or (b) by teleconference and/or through electronic exchange of transaction documents in portable document format by facsimile and/or electronic mail, in each case, on the second Business Day following the satisfaction or waiver of all of the conditions in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of those conditions), but no earlier than May 1, 2017, or at such other time and place as Buyer and the Company mutually agree in writing (the “Closing Date”). For accounting purposes, the Closing will be treated as having become effective as of 12:01 a.m., Eastern Time, on the Closing Date.

1.3 Deliveries at Closing.

(a) By Each Seller. Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall deliver (or cause to be delivered) to Buyer (i) a release substantially in the form attached hereto as Exhibit D, and (ii) the stock certificates representing ownership of such Seller’s Company Equity Interests, duly endorsed in blank by the record holder thereof or accompanied by duly executed stock power(s) endorsed in blank by the record holder thereof. Delivery of such stock certificates will be deemed to be a certification to Buyer, solely on behalf of such Seller, that the conditions set forth in Sections 6.2(b) and 6.2(d) (as they relate to the representations and warranties of such Seller and compliance with the covenants of such Seller) have been satisfied.

(b) By the Company. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall deliver:

(i) a certificate, signed by an officer of the Company, as contemplated by Sections 6.2(a) and 6.2(c);

(ii) a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying the amount payable to each Seller;

(iii) for each instrument of the Company’s Borrowed Money Debt set forth in Section 1.3(b)(iii) of the Company Disclosure Letter, a customary payoff letter from each holder of such Borrowed Money Debt indicating that upon payment of a specified amount, such creditor shall release its Liens and other security interests in, and agree to execute Uniform Commercial Code Termination Statements and such other documents or endorsements necessary to release its Liens and other security interest in, the assets and properties of the Company;

(iv) the Escrow Agreement, executed by the Sellers’ Representative;

(v) the Transition Services Agreement, executed by the Company and Pineland Farms Dairy Company, Inc.;

(vi) the Trademark License Agreement and Trademark Assignment Agreement, each executed by the Company and Pineland Farms, Inc.;

(vii) a resignation of each director and officer of the Company, in customary form;

(viii) a certificate, dated as of the Closing Date, in compliance with Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated by the U.S. Treasury Department thereunder (the “Treasury Regulations”), certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code; and

(ix) the Employment Agreement with Rodney McCrum, dated the Closing Date, executed by the Company and Rodney McCrum.

(c) By Buyer. Subject to the terms and conditions of this Agreement, at the Closing Buyer shall deliver:

(i) an amount equal to $5,000,000 (the “Indemnification Escrow Deposit”), in immediately available funds, to an account (the “Indemnification Escrow Account”) specified by JPMorgan Chase Bank, N.A. (the “Escrow Agent”), pursuant to instructions given to Buyer by the Escrow Agent no later than two Business Days prior to the Closing Date, which Indemnification Escrow Deposit shall be held, safeguarded and released pursuant to the terms of the Escrow Agreement;

(ii) an amount equal to $700,000 (the “Adjustment Escrow Deposit”), in immediately available funds, to an account specified by the Escrow Agent, pursuant to instructions given to Buyer by the Escrow Agent no later than two Business Days prior to the Closing Date, as security solely for Sellers’ payment obligations pursuant to Section 1.5(c)(iii), if any, which Adjustment Escrow Deposit shall be held, safeguarded and released pursuant to the terms of the Escrow Agreement;

(iii) an amount equal to the Debt Payoff Amount, in immediately available funds pursuant to instructions given to Buyer by the Company no later than two Business Days prior to the Closing Date;

(iv) to each Seller, an amount equal to (A) the product of the Original Base Purchase Price multiplied by such Seller’s Pro Rata Share minus (B) such Seller’s Pro Rata Share of each of the Indemnification Escrow Deposit and the Adjustment Escrow Deposit, in immediately available funds, to an account specified by such Seller, pursuant to instructions given to Buyer by the Sellers’ Representative no later than two Business Days prior to the Closing Date;

(v) a certificate, signed by an officer of Buyer, as contemplated by Sections 6.3(a) and 6.3(b);

(vi) the Escrow Agreement, executed by Buyer; and

(vii) the Transition Services Agreement, executed by Buyer.

As used in this Agreement, a Seller’s “Pro Rata Share” means such Seller’s percentage ownership interest in the Company as set forth in Section 1.3(c) of the Company Disclosure Letter.

1.4 Indemnification Escrow Fund and Adjustment Escrow Fund.

(a) At the Closing, Buyer, the Sellers’ Representative and the Escrow Agent shall enter into an escrow agreement substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”). The Indemnification Escrow Deposit, together with any interest or dividends accrued thereon, are sometimes referred to herein collectively as the “Indemnification Escrow Fund.” The Adjustment Escrow Deposit, together with any interest or dividends accrued thereon, are sometimes referred to herein collectively as the “Adjustment Escrow Fund.” The

Indemnification Escrow Deposit shall be available to satisfy any indemnity claims made by Buyer prior to the Escrow End Date pursuant to ARTICLE VIII. Sellers’ Representative shall be treated for tax purposes as the owner of all interest and dividends earned by the Indemnification Escrow Fund and Adjustment Escrow Fund.

(b) Promptly following the final determination of any claim made by Buyer pursuant to ARTICLE VIII, Buyer and the Sellers’ Representative shall direct the Escrow Agent to distribute from the Indemnification Escrow Fund an amount equal to the amount finally determined to be payable to Buyer in connection with such claim, if any, in each case in accordance with, and subject to the conditions set forth in, ARTICLE VIII and the Escrow Agreement. Promptly following the expiration of the date that is 18 months after the Closing Date (the “Escrow End Date”), Buyer and the Sellers’ Representative shall direct the Escrow Agent to distribute any remaining portion of the Indemnification Escrow Fund, in accordance with, and subject to the conditions of, this Agreement and the Escrow Agreement, to the Sellers’ Representative for distribution to each Seller in proportion to such Seller’s Pro Rata Share; provided, that, to the extent there are any pending and unresolved claims for indemnification under ARTICLE VIII for which notice has been properly provided as of the Escrow End Date, in accordance with the provisions of ARTICLE VIII, all or a portion of the Indemnification Escrow Fund in an amount equal to the aggregate amount of such pending and unresolved claims shall be retained in the Indemnification Escrow Account in accordance with the Escrow Agreement and shall be released in accordance with the procedures set forth in the Escrow Agreement following the final resolution of such claims.

(c) Any disbursement from the Indemnification Escrow Fund pursuant to this Section 1.4 shall be made promptly upon the final determination of the amount thereof, and, in all cases within three Business Days thereof, and each of Buyer and the Sellers’ Representative shall use their respective commercially reasonable efforts to cause the Escrow Agent to make such disbursement within such time period.

1.5 Working Capital Reconciliation.

(a) Definitions. As used in this Agreement:

(i) “Base Purchase Price” means an amount equal to:

(A)	$115,000,000; plus

(B)	Cash; minus

(C)	an amount equal to the Debt Payoff Amount; plus

(D)	the amount of the Working Capital Increase, or minus the amount of the Working Capital Decrease.

(ii) “Borrowed Money Debt” means (A) any obligations of the Company for borrowed money evidenced by notes, bonds, debentures, loan agreements, revolving lines of credit (but only to the extent amounts are drawn thereunder) or similar contracts (other than accounts payable, determined in accordance with United States generally accepted accounting principles (“GAAP”)), (B) all obligations of the Company for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction, and (C) every obligation of the type referred to in clauses (A) and (B) of another Person which the Company has guaranteed and which is disclosed as such in the footnotes to the Financial Statements.

(iii) “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

(iv) “Cash” means all cash, all cash equivalents, restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations), marketable securities and deposits with third parties (including landlords) of the Company, in each case determined in accordance with GAAP. For purposes of clarification, Cash shall be increased by deposits in transit, but only to the extent that the amounts receivable in respect of such deposit in transit are not included as a Current Asset in the calculation of Net Working Capital. Additionally, Cash shall be reduced by issued or outstanding checks and drafts and pending electronic debits, but only to the extent that the amounts payable in respect of such outstanding checks are not included as a Current Liability in the calculation of Net Working Capital and the Debt Payoff Amount.

(v) “Current Assets” means the sum of the line items under the heading captioned “Current Assets” set forth in Exhibit F; provided, that “Current Assets” shall not include Cash, or any Tax assets, or any deferred Tax assets reflecting any differences between book and Tax items.

(vi) “Current Liabilities ” means the sum of the line items under the heading captioned “Current Liabilities” set forth in Exhibit F; provided, that “Current Liabilities” shall not include the Debt Payoff Amount, or any Tax liabilities, or any deferred Tax liabilities reflecting any differences between book and Tax items.

(vii) “Debt Payoff Amount” means an amount equal to the total payment that is required to be made as of the Closing Date to repay in full all Borrowed Money Debt, including all principal, interest, fees, prepayment premiums and penalties, if any.

(viii) “Liability” or “Liabilities” means any debt, liability, loss, damage, fine, penalty, expense, deficiency, commitment or obligation of whatever kind or nature (whether known or unknown, whether fixed or unfixed, whether liquidated or unliquidated, whether secured or unsecured, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due or otherwise).

(ix) “Net Working Capital” means an amount equal to (A) the aggregate amount of all Current Assets of the Company minus (B) the aggregate amount of all Current Liabilities of the Company, in each case determined in accordance with the Agreed Accounting Principles; provided, however, that Current Assets and Current Liabilities of the Company shall not include any assets or Liabilities to the extent arising from the Cheese Business; and provided, further, that any amounts included in the calculation of Cash and the Debt Payoff Amount shall not be included in the calculation of Net Working Capital.

(x) “Ordinary Course of Business” means, with respect to the Company, the ordinary and usual course of the business of the Company through the Execution Date, consistent with past practice and experience.

(xi) “Target Net Working Capital Range” means $3,000,000 to $4,500,000.

(xii) “Working Capital Decrease” means the amount, if any, by which the lower limit of the Target Net Working Capital Range exceeds Net Working Capital.

(xiii) “Working Capital Increase” means the amount, if any, by which Net Working Capital exceeds the upper limit of the Target Net Working Capital Range.

With respect to the defined terms in Sections 1.5(a)(v) and 1.5(a)(vi), Current Assets and Current Liabilities shall be determined as follows: (i) first, the methods, policies, principles, methodologies and rules set forth in Exhibit F shall be applicable, without regard to whether such methods, policies, principles, methodologies and rules are consistent with GAAP; provided, however, that, to the Knowledge of the Company, any deviations from GAAP are described on Exhibit F, and (ii) second, to the extent no relevant method, policy, principle, methodology or rule is applicable pursuant to the foregoing clause (i), GAAP, applied in a manner consistent with the Company’s historical methods, policies, principles, methodologies and rules, excluding any effects of the transactions contemplated by this Agreement, shall be applicable (collectively, the “Agreed Accounting Principles”).

(b) Original Base Purchase Price Procedures. No later than three Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a statement (the “Original Base Purchase Price Statement”) setting forth, as of 12:01 a.m., Eastern Time, on the Closing Date, a good faith determination of the Base Purchase Price in the form set forth in Exhibit G (the “Original Base Purchase Price”).

(c) Buyer Base Purchase Price Procedures.

(i) Buyer shall prepare, or cause to be prepared, in good faith, no later than 45 days after the Closing Date, a statement (the “Buyer Base Purchase Price Statement”), which statement shall be prepared in the same manner as the Original Base Purchase Price Statement, setting forth, as of 12:01 a.m., Eastern Time, on the Closing Date, Buyer’s estimate of the Base Purchase Price (the “Buyer Base Purchase Price”), together with a worksheet showing the difference, if any, between the Buyer Base Purchase Price and the Original Base Purchase Price.

(ii)    For a period of 30 days following its receipt of the Buyer Base Purchase Price Statement, the Sellers’ Representative shall have the right to object thereto. Any such objection made by the Sellers’ Representative shall be made in writing, shall specify each item in dispute (along with the estimated amount of each item in dispute) and be accompanied by materials and calculations showing in reasonable detail the Sellers’ Representative’s support for its position. The Sellers’ Representative shall be deemed to have waived any rights to object to the Buyer Base Purchase Price Statement unless the Sellers’ Representative furnishes its written objections, together with supporting materials, to Buyer within such 30 day period. Buyer and the Sellers’ Representative shall meet to resolve any differences in their respective positions with respect to the Buyer Base Purchase Price Statement. If Buyer and the Sellers’ Representative are unable to agree on the Buyer Base Purchase Price Statement within 30 days of Buyer’s receipt of the Sellers’ Representative’s written objections, then Grant Thornton (or if Grant Thornton is unable or unwilling to serve, such other impartial nationally recognized firm of independent certified public accountants, but not Sellers’ accountants or Buyer’s accountants or any firm that performed services for Buyer or any Seller within the prior 24 months or is currently being solicited to provide services to the Buyer or any Seller, as Buyer and Sellers may appoint by mutual agreement) (the “Accountant”) shall resolve any remaining disagreements. The Sellers’ Representative and Buyer shall execute any agreement reasonably required by the Accountant for its engagement hereunder. The Accountant shall be charged with determining as promptly as practicable, but in any event within 30 days after the date on which such dispute is referred to the Accountant, whether the Buyer Base Purchase Price and the Buyer Base Purchase Price Statement were prepared in accordance with this Agreement and (only with respect to the disagreements as to the items set forth in the dispute notice and submitted to the Accountant, and in all instances, the Accountant’s determinations must be within the range of the amounts asserted by Buyer and the Sellers’ Representative within the Buyer Base Purchase Price Statement and Sellers’ Representatives’ written notice of objections) whether and to what extent, if any, the Buyer Base Purchase Price and the Buyer Base Purchase Price Statement require adjustment. The Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and the Sellers’ Representative, and not by independent review. The fees and expenses of the Accountant shall be borne by Sellers, severally in proportion to their Pro Rata Share, and Buyer in proportion to the amounts by which their respective calculations of the Buyer Base Purchase Price differ from the Buyer Base Purchase Price as finally determined by the Accountant. If there is no timely objection by the Sellers’ Representative as provided above, the Buyer Base Purchase Price Statement as determined by Buyer shall be binding and final for purposes of this Agreement. If there is a timely objection by the Sellers’ Representative as provided above, the determination of the Accountant, acting as an expert and not an arbitrator, shall be binding and final for purposes of this Agreement.

(iii) The difference between the Buyer Base Purchase Price and the Original Base Purchase Price, expressed as a positive amount if the Buyer Base Purchase Price exceeds the Original Base Purchase Price and a negative amount if the Original Base Purchase Price exceeds the Buyer Base Purchase Price, shall be referred to as the “Base Purchase Price Difference.” Within three Business Days following the final determination of the Buyer Base Purchase Price Statement as set forth in Section 1.5(c)(ii), (x) Buyer shall pay to the Sellers’ Representative an amount equal to the Base Purchase Price Difference (following which time the Sellers’ Representative shall distribute such amount to the Sellers in proportion to their respective Pro Rata Share), if the Base Purchase Price Difference is a positive number, or (y) the Sellers’ Representative (on behalf of the Sellers) shall pay an amount to Buyer equal to the absolute value of the Base Purchase Price Difference, if the Base Purchase Price Difference is a negative number. Such amounts shall be paid, in immediately available funds, pursuant to the instructions previously delivered by Buyer or the Sellers’ Representative, as applicable; provided, that any payment by the Sellers’ Representative shall first be satisfied from the Adjustment Escrow Fund and, to the extent the Adjustment Escrow Fund is insufficient, from the Indemnification Escrow Fund up to $700,000, and, to the extent such $700,000 from the Indemnification Escrow Fund is insufficient, payment by each Seller in proportion to such Seller’s Pro Rata Share (and Buyer and the Sellers’ Representative shall direct the Escrow Agent to distribute such amount from the Adjustment Escrow Fund and Indemnification Escrow Fund in accordance with, and subject to the conditions set forth in, the Escrow Agreement, and use their respective commercially reasonable efforts to cause the Escrow Agent to make such disbursement within three Business Days following the final determination of the Buyer Base Purchase Price Statement as set forth in Section 1.5(c)(ii)). Any payment made pursuant to this Section 1.5(c)(iii) shall, for tax purposes, be deemed to be an adjustment to the consideration payable to the Sellers for their respective Company Equity Interests.

(iv) Promptly after the Escrow Agent has made any disbursement required to be made to Buyer from the Adjustment Escrow Fund pursuant to Section 1.5(c)(iii), if any portion of the Adjustment Escrow Fund remains, Buyer and the Sellers’ Representative shall direct the Escrow Agent to distribute any remaining portion of the Adjustment Escrow Fund, in accordance with, and subject to the conditions of, this Agreement and the Escrow Agreement, to the Sellers’ Representative for distribution to each Seller in proportion to such Seller’s Pro Rata Share.

1.6 Earn-out Consideration.

(a) Definitions. As used in this Agreement:

(i) “Calculation Period” means (A) if the Closing occurs other than on the first day of a calendar month, any consecutive twelve-month period ending on the last day of the calendar month, and the first Calculation Period shall end on the last day of the calendar month in which the one-year anniversary of the Closing Date occurs and the last Calculation Period shall end on the last day of the calendar month in which the two-year anniversary of the Closing Date occurs, and (B) if the Closing occurs on the first day of a calendar month, any consecutive twelve-month period ending on the last day of the calendar month, and the first Calculation Period shall end on the day immediately preceding the one-year anniversary of the Closing Date occurs and the last Calculation Period shall end on the day immediately preceding the two-year anniversary of the Closing Date.

(ii) “Control” means the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the Company through the legal or beneficial ownership of greater than fifty percent (50%) of the Company’s voting securities or the right to appoint a majority of the Company’s directors.

(iii) “Earn-out Calculation” has the meaning set forth in Section 1.6(c)(i).

(iv) “Earn-out Calculation Delivery Date” has the meaning set forth in Section 1.6(c)(i).

(v) “Earn-out Calculation Objection Notice” has the meaning set forth in Section 1.6(c)(ii).

(vi) “Earn-out Calculation Statement” has the meaning set forth in Section 1.6(c)(i).

(vii) “Earn-out Multiple” means 11.0x.

(viii) “Earn-out Payment” has the meaning set forth in Section 1.6(b).

(ix) “Earn-out Period” means, (A) if the Closing occurs other than on the first day of a calendar month, the period beginning on the first day of the calendar month immediately following the calendar month during which the Closing occurred and ending on the last day of the calendar month in which the two-year anniversary of the Closing occurs, and (B) if the

Closing occurs on the first day of a calendar month, the period beginning on the day of the Closing and ending on the day immediately preceding the two-year anniversary of the Closing.

(x) “EBITDA” means either the Final LTM EBITDA or the LTM EBITDA, as applicable.

(xi) “Final LTM EBITDA” means LTM EBITDA calculated with respect to the Last Calculation Period.

(xii) “Last Calculation Period” means (A) if the Closing occurs other than on the first day of a calendar month, the twelve-month period ending on the last day of the calendar month in which the two-year anniversary of the Closing Date occurs, and (B) if the Closing occurs on the first day of a calendar month, the twelve-month period ending on the day immediately preceding the two-year anniversary of the Closing.

(xiii) “LTM EBITDA” has the meaning set forth in, and shall be calculated in accordance with Exhibit H.

(xiv) “EBITDA Threshold” means $10,400,000.

(xv) “Force Majeure” means any war, invasion, explosion, fire, act of terrorism, storm, earthquake or flood, or other natural disaster, in each case, that is beyond Buyer’s control, which by its nature could not reasonably have been foreseen by Buyer, or if it could reasonably have been foreseen, was unable to be avoided through the use of commercially reasonable efforts, and which prevents Buyer from continuing to operate the Mars Hill facility in all material respects.

(xvi) “Maximum Earn-out Payment Amount” has the meaning set forth in Section 1.6(b).

(xvii) “Maximum Earn-out Threshold” means $12,672,727.

(xviii) “Related Person” means, with respect to any Person: (A) any other Person directly or indirectly controlling, controlled by, or under common control with such Person; (B) any Person owning or controlling 10% or more of the outstanding voting securities or beneficial interests of such Person; (C) any officer, director, constituent partner, member, or employee of such Person or of any other Person described in subparagraph (A) and (B) above; (D) any spouse, sibling, parent, grand or great-grand parent, child, grand or great-grand child or any other relative living in the same household as such Person; or (E) any trust, family partnership, or other entity established primarily for the benefit of such Person or of any of the Persons described in subparagraphs (A), (B), (C) or (D) above or the estate of any such Persons.

(xix) “Review Period” has the meaning set forth in Section 1.6(c)(ii).

(b) Earn-out Payments. Following the expiration of the Earn-out Period, and as additional consideration for the purchase and sale of the Company Equity Interests, Buyer shall pay to the Sellers’ Representative an amount, if any (such amount, the “Earn-out Payment”), equal to (i) if the Maximum Earn-out Achievement is realized, $25,000,000 or (ii) if the Maximum Earn-out Achievement is not realized, the product of (A) Final LTM EBITDA minus the EBITDA Threshold, multiplied by (B) the Earn-out Multiple; provided, that the Earn-out Payment shall in no event exceed $25,000,000 (the “Maximum Earn-out Payment Amount”). Sellers’ Representative shall distribute the Earn-out Payment to the Sellers in proportion to their respective Pro Rata Share.

(c) Procedures Applicable to Determination of the Earn-out Payment.

(i) Within 45 days after the end of each Calculation Period during the Earn-out Period (the “Earn-out Calculation Delivery Date”), Buyer shall prepare and deliver to the Sellers’ Representative a written statement prepared in good faith in the form as set forth in Exhibit I (the “Earn-out Calculation Statement”) setting forth in reasonable detail Buyer’s determination of LTM EBITDA for each Calculation Period during the Earn-out Period and its calculation of the resulting Earn-out Payment (the “Earn-out Calculation”), if any.

(ii) Sellers shall have 30 days after receipt of the Earn-out Calculation Statement (the “Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein. During the Review Period, the Sellers, the Sellers’ Representative and its representatives shall have the right to inspect the Company’s books and records during normal business hours at the Company’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of LTM EBITDA for each Calculation Period during the Earn-out Period and the resulting Earn-out Payment. Prior to the expiration of the Review Period, Sellers’ Representative may object to the Earn-out Calculation in respect to any Calculation Period set forth in the Earn-out Calculation Statement by delivering a written notice of objection (the “Earn-out Calculation Objection Notice”) to Buyer. The Earn-out Calculation Objection Notice shall specify the items in the Earn-out Calculation and the Calculation Period(s) that are disputed by Sellers and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute for each item. Following delivery of an Earn-out Calculation Objection Notice, Buyer and Sellers’ Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Earn-out Payment. If Buyer and Sellers’ Representative are unable to reach agreement within 30 days after delivery of such Earn-out Calculation Objection Notice, all unresolved disputed items shall be promptly referred to the Accountant (or, if the Accountant is unable or unwilling to serve, such other impartial nationally recognized firm of independent certified public accountants, but not Sellers’ accountants or Buyer’s accountants or any firm that performed services for Buyer or any Seller within the prior 24 months or is currently being solicited to provide services to the Buyer or any Seller, as Buyer and Sellers may appoint by mutual agreement (and if another accounting firm is so appointed, references in this Section 1.6(c)(ii) to the Accountant shall be deemed to refer to such accounting firm). The Sellers’ Representative and Buyer shall execute any agreement reasonably required by the Accountant for its engagement hereunder. The Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event later than 30 days after such submission to the Accountant, and to resolve only those unresolved disputed items that are set forth in the Earn-out Calculation Objection Notice (in all instances, the Accountant’s determinations must be within the range of the amounts asserted by Buyer and the Sellers’ Representative within the Earn-Out Calculation Statement and Earn-Out Calculation Objection Notice, respectively). If unresolved disputed items are submitted to the Accountant, Buyer and Sellers’ Representative shall each furnish to the Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Accountant may reasonably request. The Accountant shall resolve the disputed items based solely on the applicable definitions and other terms of this Agreement and the presentations by Buyer and Sellers’ Representative, and not by independent review. The resolution of the disputed items and the resulting calculation of LTM EBITDA and the Earn-out Payment by the Accountant shall be final and binding on the Parties hereto. The fees and expenses of the Accountant shall be borne by Sellers, severally in proportion to their Pro Rata Share, and Buyer in proportion to the amounts by which their respective calculations of LTM EBITDA differ from LTM EBITDA as finally determined by the Accountant.

(d) Timing of Payment of Earn-out Payments. Any Earn-out Payment that Buyer is required to make pursuant to this Section 1.6 shall be paid in full no later than (i) in the event of a Default Event, the date contemplated by Section 1.6(e)(ii), (ii) in the event the Maximum Earn-out Achievement is realized, the date contemplated by Section 1.6(f)(ii), and (iii) in all other circumstances, three Business Days following the date upon which the determinations contemplated by Section 1.6(c) become final and binding upon the Parties in accordance with the provisions thereof, but in no event earlier than the date contemplated by Section 1.6(f)(ii). Buyer shall pay to the Sellers’ Representative (whereupon the Sellers’ Representative shall distribute such amount to the Sellers in proportion to their respective Pro Rata Share) such Earn-out Payment in immediately available funds pursuant to the instructions previously delivered to Buyer by the Sellers’ Representative. Any payment made pursuant to this Section 1.6 shall, for tax purposes, be deemed to be an adjustment to the consideration payable to the Sellers for their respective Company Equity Interests.

(e) Post-Closing Operation of Business.

(i) During the Earn-out Period, except to the extent set forth in Section 1.6(e)(i) of the Buyer Disclosure Letter, Buyer shall, and shall cause its Affiliates to, (A) continue to operate the Company’s Business in the ordinary course and in substantially the same manner as it was conducted by the Company during the twelve month period prior to Closing; (B) not make any changes to the Company’s Business the primary purpose of which is to reduce EBITDA during the Earn-out Period; (C) cause the Company to leave unchanged the pricing formula as in effect on the Execution Date for all shipments of SKU 0536 to Buyer (provided, that the Company shall cooperate with Buyer in good faith to accommodate small periodic schedule adjustments reasonably required by Buyer that do not have the effect of reducing the aggregate order volumes placed by Buyer during the Earn-out Period); (D) not enter into, and shall cause its Affiliates not to enter into, any agreements or arrangements with the Company on other than on arm’s length terms except to the extent that such agreement or arrangement is (x) consistent with an existing relationship between Buyer or any of its Affiliates, on the one hand, and the Company, on the other hand, (y) expressly set forth in this Agreement, or (z) approved in writing in advance by the Sellers’ Representative; (E) not require the continuing employees of the Company who serve as management of the Company’s Business after the Closing to make day-to-day operational decisions that are materially inconsistent with the Company’s past practice; and (F) not require any continuing employee of the Company who serves as management of the Company’s Business after the Closing to spend a material amount of time on responsibilities unrelated to the Company’s Business. Notwithstanding the foregoing, Buyer shall not be required to comply with any obligation set forth in this Section 1.6(e)(i) to the extent that it would violate or conflict with applicable Laws.

(ii) If, at any time during the Earn-out Period, (A) Buyer for any reason sells, discontinues or suspends, or causes the sale, discontinuation of, or the suspension of a non-de minimis portion of the operations of the Company’s Mars Hill facility, (B) Buyer for any reason consummates a transfer, sale, assignment, or other disposal of Control of the Company or any non-de minimis part of the Company’s Business to a third party, (C) Guarantor ceases to directly or indirectly own, beneficially and of record, a majority of the equity interests of Buyer, or (D) a Change in Control of Guarantor occurs or Guarantor consummates a transfer, sale, assignment, or other disposal of all or substantially all of Guarantor’s food products division to a third party, the Maximum Earn-out Payment Amount shall become immediately due and payable (a “Default Event”); provided that, solely with respect to item (A), the foregoing shall not apply if the use of the Company’s Mars Hill facility is discontinued or suspended as the direct result of Force Majeure and Buyer uses commercially reasonable efforts to restart operations at the Company’s Mars Hill facility as promptly as is practicable; provided, further, that any period of time during which the operations of the Mars Hill facility are suspended as the direct result of Force

Majeure shall not be taken into account in determining LTM EBITDA hereunder and the Earn-out Period shall instead be extended by the period of such suspension.

(iii) “Change in Control” means an event that shall be deemed to have occurred on any of the following: (A) the acquisition by any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than any employee benefit plan (or related trust) sponsored or maintained by Guarantor, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, of 30% or more of the combined voting power of the then outstanding voting securities of Guarantor entitled to vote generally in the election of directors of Guarantor; or (B) the consummation of a merger, consolidation or other business combination of Guarantor with or into another entity, or the acquisition by Guarantor of assets or shares or equity interests of another entity, as a result of which the stockholders of Guarantor immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination of Guarantor.

(f) Acceleration.

(i) At any time after the Closing Date, Buyer may, in its sole discretion, elect to pay the Maximum Earn-out Payment Amount to Sellers whereupon, following such payment in full, Buyer and its successors and assigns shall be fully released and discharged from any further liability or obligation pursuant to this Section 1.6.

(ii) If LTM EBITDA equals or exceeds the Maximum Earn-out Threshold in any three consecutive Calculation Periods, Sellers will be entitled to receive the Maximum Earn-out Payment Amount (the “Maximum Earn-out Achievement”); provided, however, that the Maximum Earn-out Payment Amount shall be due and payable only on the third Business Day following the last day of the Earn-out Period; provided, further that upon delivery of an irrevocable written acknowledgement of the realization of the Maximum Earn-out Achievement and the payment obligation set forth in the foregoing proviso, Buyer shall be fully released and discharged from the operational restrictions set forth in Section 1.6(e). Buyer shall promptly notify Sellers’ Representative in writing if and when the Maximum Earn-out Achievement is realized.

(g) Right of Set-off. Buyer shall be entitled to withhold and set off any amount otherwise due to be paid by Buyer pursuant to this Section 1.6 against any other payment owed to Buyer pursuant to this Agreement, including any Losses which Buyer may be entitled to indemnification under ARTICLE VIII; provided, however, that the aggregate amount withheld and set off pursuant to this Section 1.6(g) shall in no event exceed the sum of (i) $6,500,000 plus (ii) any amount by which the Indemnification Escrow Fund is reduced due to the Base Purchase Price Difference being a negative number greater than $700,000.

(h) Advisory Council. During the Earn-out Period, Buyer shall cause the Company to have an advisory council (the “Advisory Council”). Sellers’ Representative shall have the right to appoint three representatives to the Advisory Council.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Buyer by the Company and Sellers on the Execution Date (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection so long as the application or relevance of such disclosure to the item in question is reasonably apparent on its face), each Seller, severally and not jointly and only with respect to itself, hereby represents, warrants and covenants to Buyer as follows:

2.1 Ownership of Company Equity Interests.

(a) Such Seller is the sole record and beneficial owner of the Company Equity Interests listed opposite such Seller’s name in Section 2.1 of the Company Disclosure Letter. Such Seller has good title to all such Company Equity Interests, free and clear of any Lien (other than any transfer restrictions imposed by federal and state securities laws and except as set forth in Section 2.1(a) of the Company Disclosure Letter) and this Agreement, together with the other documents executed and delivered by such Seller at the Closing, will be effective to transfer valid title to all such Company Equity Interests to Buyer, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities laws, and other than Liens created as result of actions by, or the identity of, the Buyer or its Affiliates). “Lien” means any lien, charge, pledge, security interest, mortgage, claim or other encumbrance, other than any Permitted Lien. Except for such Company Equity Interests and the Preferred Stock and the rights conferred thereon under the Company’s Articles of Incorporation as amended, such Seller does not own of record or beneficially, or have any interest in or right to acquire, any equity interests in the Company. As of the Closing, the Preferred Stock will have been redeemed in full by the Company pursuant to the Redemption in accordance with applicable federal and state securities and corporate laws and Section III(6) of Article FIFTH of the Company’s Articles of Incorporation, as amended, and the payment of the Redemption Price to the applicable Seller holding the Preferred Stock shall constitute payment in full to such Seller in respect of the redemption rights of such Seller under Section III(6) of Article FIFTH of the Articles of Incorporation, as amended, and extinguish any further rights or privileges Seller has with respect to such Preferred Stock. Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 7.1, such Seller shall not, directly or indirectly:

(i) sell, convey, transfer, pledge or otherwise encumber or dispose of any of the Company Equity Interests held by such Seller or any interest therein, or enter into an agreement to do, or grant the right to any other Person to do, any of the foregoing, except pursuant to this Agreement; or

(ii) deposit any such Company Equity Interests into a voting trust or enter into a voting agreement or arrangement with respect to any such Company Equity Interests or grant any proxy or other right to vote with respect to any such Company Equity Interests.

(b) Except for the rights of Libra Foundation as the holder of Preferred Stock to (i) receive additional shares of Class A Common Stock in the case of a specified financial default and (ii) receive additional shares of the Class B Common Stock in the case of specified equity events, in each case under the Company’s Articles of Incorporation, as amended, and this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which such Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of such Seller’s Company Equity Interests, the Preferred Stock or any securities or obligations exercisable or exchangeable for, or convertible into, such Seller’s Company Equity Interests or the Preferred Stock, or any “tag-along”, “drag-along” or similar rights with respect to such Company Equity Interests or the Preferred Stock. Except for this Agreement and the Company’s Organizational Documents, such Seller is not a party to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting, purchase, repurchase or transfer of the Company Equity Interests or the Preferred Stock.

As used in this Agreement, the term “Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity.

2.2 Organization, Good Standing and Qualification. Such Seller, if it is an entity, (a) is a legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, and (b) has all requisite corporate or similar power and authority to own, pledge or dispose of its Company Equity Interests.

2.3 Authority; Approval. Such Seller has all right, power, authority and capacity to enter into and perform such Seller’s obligations under this Agreement; and, if such Seller is an entity, has all requisite organizational power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other Parties hereto and Guarantor, constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). Notwithstanding anything to the contrary herein, Libra Foundation represents and warrants that the execution, delivery and performance of its obligations under this Agreement, including any indemnification obligations pursuant to ARTICLE VIII, do not conflict with, breach or otherwise result in a violation of the trust agreement applicable to Libra Foundation or applicable Laws (including any fiduciary duty owed by a trustee of Libra Foundation to Libra Foundation).

2.4 Governmental Filings; No Violations.

(a) Other than the Company Approvals, no notices, reports or other filings are required to be made by such Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Seller from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by such Seller, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of such Seller’s obligations under this Agreement by such Seller do not, and the consummation of the transactions contemplated for such Seller by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, such Seller’s Organizational Documents (including with respect to Libra Foundation, the trust agreement) or any resolution adopted by the board of directors (or equivalent body) of or the holders of equity interests in such Seller (if such Seller is an entity) or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of such Seller pursuant to any agreement, lease, license, contract, note, mortgage, indenture, undertaking, arrangement or other obligation, whether written or oral (each, a “Contract”) binding upon such Seller or such Seller’s properties or assets or (iii) assuming (solely with respect to performance of this Agreement) compliance with the matters referred to in Section 2.4(a), under any Law to which such Seller is subject except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent, delay or impair the consummation of the transactions contemplated by this Agreement.

2.5 Brokers and Finders. Neither such Seller, nor, if such Seller is an entity, any of its directors (or similar governing body), holders of equity interests, officers or employees has employed any broker or finder or incurred or will incur any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement.

2.6 No Other Representations. Except for the representations and warranties contained in this ARTICLE II (as modified by the Company Disclosure Letter) or in the transaction documents contemplated by this Agreement, Sellers make no other representations and warranties of any kind or nature, express or implied, and all other representations and warranties of any kind or nature (including, but not limited to, any relating to the future or historical financial condition, assets, Liabilities, results of operations, profitability or prospects of the Company) are specifically disclaimed by the Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Company Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection so long as the application or relevance of such disclosure to the item in question is reasonably apparent on its face), the Company hereby represents and warrants to Buyer as follows:

3.1 Organization, Good Standing and Qualification.

(a) The Company (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iii) is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its Business requires such qualification; except in the case of clause (ii) or (iii) where the failure to have such power or authority or to be so qualified or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Section 3.1(a) of the Company Disclosure Letter sets forth a list of each jurisdiction in which the Company is qualified to conduct business as a foreign corporation. The Company has made available to Buyer true, complete and correct copies of the Company’s certificate of incorporation and by-laws or comparable governing documents, each as amended through and including the Execution Date (“Organizational Documents”), and the Organizational Documents as so delivered are in full force and effect.

(b) As used in this Agreement, the term (i) “made available” means if such document or item (x) is included in the electronic data room maintained by the Company with Intralinks and available for viewing by Buyer or a representative of Buyer at or before 7:00 p.m. Eastern Time on the Business Day prior to the Execution Date, (y) actually delivered to Buyer or any representative of Buyer at or before 7:00 p.m. Eastern Time on the Business Day prior to the Execution Date, or (z) made available upon request by Buyer or any representative of Buyer, including at the Company’s offices, at or before 7:00 p.m. Eastern Time on the Business Day prior to the Execution Date; provided, that with respect to item (z) above, Buyer or its representative has acknowledged receipt of such item, (ii) “Material Adverse Effect” means any change, event, occurrence or effect that, individually or together with any other change, event, occurrence or effect, has, or would reasonably be expected to have, a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company (other than the Cheese Business); provided that none of the following shall constitute or be taken into account in determining whether there has been, is or would be a Material Adverse Effect: (A) any change, event, occurrence or effect affecting the industries (other than the Cheese Business) in which the Company operates or in which its products are used or distributed; (B) any change, event, occurrence or effect in global, national or regional political conditions (including the outbreak or escalation of hostilities, acts of war, sabotage or acts of terrorism); (C) any change, event, occurrence or effect in currency exchange, interest or inflation rates or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets; (D) any adoption, proposal, implementation or change in Law or any interpretation of Law by any Governmental Entity; (E) any change in GAAP or the implementation or interpretation thereof; (F) any hurricane, flood, tornado, earthquake or other natural or man-made disaster; (G) any action required to be taken or omitted pursuant to this Agreement or taken (or omitted to be taken) at the request of Buyer; (H) any action taken (or omitted to be taken) by Buyer or any of Buyer’s Affiliates or representatives; (I) the negotiation, execution, announcement or performance of this Agreement or consummation of the transactions contemplated by this Agreement, including any change related to the identity of Buyer, or facts and circumstances relating thereto, any loss or threatened loss of, or adverse change or threatened adverse change in the relationship of the Company with, any of the Company’s current or prospective suppliers, customers, wholesalers, service providers, distributors, licensors, licensees, regulators, employees, creditors, shareholders or other third parties; (J) the failure of the Company to meet any internal or public projections, forecasts, guidance or estimates of, including revenues or earnings (it being understood that any cause underlying such failure (other than any change, event, occurrence, or effect described in clauses (A) through (I) and clause (K)) may be taken into account in determining whether a Material Adverse Effect has occurred); or (K) the availability or cost of equity, debt or other financing required by Buyer; provided, that, with respect to clauses (A), (B), (C), (D) or (E), such change, event, occurrence or effect shall be taken into account to the extent it disproportionately adversely affects the Company compared to other companies of similar size operating in the industries (other than the Cheese Business) in which the Company operates.

3.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 81,632 shares of Class A Common Stock, 350,000 shares of Class B Common Stock, and 3,680,000 shares of Preferred Stock. As of the Execution Date, 50,000 shares of Class A Common Stock and 3,680,000 shares of Preferred Stock are outstanding, and there are no shares of capital stock that are held in treasury. All the outstanding Company Equity Interests and the Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights of any Person. Except for the rights of Libra Foundation as the holder of Preferred Stock to (i) receive additional shares of Class A Common Stock in the case of a specified financial default and (ii) receive additional shares of Class B Common Stock in the case of specified equity events, in each case under the Company’s Articles of Incorporation, as amended, and this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character (i) obligating the Company to issue or sell any equity interests or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for any equity interests or other securities of the Company, or (ii) giving any Person a right to subscribe for or acquire, any equity interests or other securities of the Company, and, except for the shares of Preferred Stock held by Sellers, no securities or obligations evidencing such rights are authorized, issued or outstanding. All dividends on the Preferred Stock that were declared or accrued prior to the Closing shall have been paid prior to the Closing. As of the Closing, the Company does not have any Preferred Stock outstanding. The

Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth in Section 3.2(a) of the Company Disclosure Letter, the Company is not party to any voting trust or other Contract with respect to voting, sale, transfer or other disposition of any capital stock of the Company.

(b) The Company does not own, of record or beneficially, any equity interest in any other Person, and is not a partner or member of any partnership, limited liability company, joint venture or similar entity.

3.3 Authority; Approval.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been, and each other agreement, document, certificate and instrument to be delivered by the Company in connection with this Agreement will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other Parties hereto and Guarantor, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Company’s board of directors has unanimously approved, and Sellers have unanimously adopted this Agreement and the transactions contemplated by this Agreement. No other corporate proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

3.4 Governmental Filings; No Violations; Certain Contracts.

(a) Other than the filings and/or notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (the “Company Approvals”), and except as set forth in Section 3.4(a) of the Company Disclosure Letter, (i) no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of Company’s obligations under this Agreement by the Company or the consummation of the transactions contemplated for the Company by this Agreement, or (ii) in connection with the continuing operation of the business of the Company following the Closing, except, in the case of each of the foregoing clauses (i) and (ii), those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect or prevent, delay or impair the ability of the Company and the Sellers to perform their obligations under this Agreement.

(b) Except as set forth in Section 3.4(b) of the Company Disclosure Letter, the execution, delivery and performance of the Company’s obligations under this Agreement by the Company do not, and the consummation of the transactions contemplated for the Company by this Agreement will not, constitute or result in (i) a breach or violation in respect of the

Organizational Documents of the Company or any resolutions adopted by the board of directors or stockholders (or Persons exercising similar authority) of the Company, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company pursuant to any Material Contract (not otherwise terminable by the other party thereto on 90 days’ or less notice) binding upon the Company or the Company’s properties or assets or (iii) assuming (solely with respect to performance of this Agreement) compliance with the matters referred to in Section 3.4(a), under any Law to which the Company or any of its properties or assets is subject, except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company and the Sellers to perform their obligations under this Agreement.

(c) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the Class B Issuance or the Redemption.

3.5 Financial Statements.

(a) Section 3.5 of the Company Disclosure Letter sets forth the Company’s (i) audited balance sheet as of each of December 27, 2014 and December 26, 2015 and the related audited statements of income, stockholders’ equity and cash flows for the twelve month period then ended, together with the notes thereto and the reports by the independent auditor thereof; and (ii) the unaudited balance sheet of the Company as at November 19, 2016 (the “Interim Balance Sheet”) and the related unaudited statements of income, stockholders’ equity and cash flows of the Company for the eleven-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, collectively, the “Financial Statements”). Except as set forth in Section 3.5(a) of the Company Disclosure Letter, the Financial Statements present fairly in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments) in accordance with GAAP, consistently applied. The Financial Statements were prepared from, and are consistent with, the accounting records of the Company. Since January 1, 2014, the books and records of the Company have been maintained in accordance with commercially reasonable business practices and reflect in all material respects the assets, Liabilities and transactions of the Company in a manner sufficient to prepare the financial statements of the Company in accordance with GAAP.

(b) There are no material Liabilities of the Company required by GAAP to be reflected or reserved against on a balance sheet of the Company, except for (i) Liabilities that are reflected or reserved against in the Interim Balance Sheet, (ii) Liabilities incurred in connection with this Agreement, and (iii) Liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet or that are otherwise identified to be a component of Current Liabilities in Exhibit F. To the actual knowledge of Rodney McCrum, Allan Fairfield and William Haggett, there are no material Liabilities of the Company as of the Execution Date except as contemplated by the preceding sentence.

(c) Except as set forth in Section 3.5(c) of the Company Disclosure Letter, (i) there is no Borrowed Money Debt, and (ii) the Company has no obligations in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of the Company.

3.6 Absence of Certain Changes. Since July 1, 2016, the Business of the Company has been conducted in the Ordinary Course of Business and, except as set forth in Section 3.6 of the Company Disclosure Letter, there has not been any:

(a) amendment to the Company’s Organizational Documents;

(b) material change in the terms of employment for any management-level employee, or entry into or termination of any employment agreement or employment at-will arrangement providing for a base salary in excess of $75,000 per year;

(c) amendment to materially increase the payments under the Management Incentive Plan for Calendar Year 2016;

(d) material damage to or destruction or loss of any material asset owned or used by the Company, whether or not covered by insurance;

(e) entry into, modification, termination, or expiration of, or receipt of notice of termination of, any Material Contract listed in Section 3.10(a) of the Company Disclosure Letter;

(f) release or waiver of any claim or right of the Company with a value in excess of $100,000;

(g) sale (other than sales of inventory in the Ordinary Course of Business and sales of other assets owned by the Company with an aggregate value not exceeding $250,000), or other disposition of any asset owned by the Company (except in connection with the Cheese Business Reorganization);

(h) material change in the accounting methods used by the Company (except for any such change required by reason of a concurrent change in applicable Law or GAAP);

(i) capital expenditure (or series of related capital expenditures) by the Company either involving more than $100,000 or outside the Ordinary Course of Business;

(j) capital investment in, loan to, or acquisition of the securities or assets of, any Person (or series of related capital investments, loans, and acquisitions) by the Company either involving more than $100,000 and outside the Ordinary Course of Business, or acquisition (by merger, exchange, consolidation, acquisition of equity or assets, or otherwise) of any Person by the Company;

(k) note, bond, debenture, or other indebtedness for borrowed money issued, created, incurred, assumed, or guaranteed (including advances on existing credit facilities) involving more than $150,000 individually or $250,000 in the aggregate by the Company;

(l) Contract by the Company or any Seller with respect to the Company to do any of the foregoing; or

(m) change in the business, operations, results of operations or condition (financial or otherwise) of the Company, or any change, event, occurrence or effect which has had, or would, individually or in the aggregate, reasonably be likely to have, a Material Adverse Effect.

As used herein, the term “Knowledge”, when used with respect to the Company, means the actual knowledge, upon reasonable inquiry or investigation (including the reasonable inquiry of management-level employees who have administrative or operational responsibility for the particular subject matter in question) of Rodney McCrum, COO of the Company, Allan Fairfield, CFO of the Company, and William Haggett, Chairman and CEO of the Company.

3.7 Litigation.

(a) Except as set forth in Section 3.7(a) of the Company Disclosure Letter: (i) there is no material investigation or review pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to the Company and (ii) there are no material civil or criminal actions, suits, claims, hearings, investigations or proceedings (whether public or private) (collectively, “Proceedings”) pending or, to the Knowledge of the Company, threatened against the Company. There are no Proceedings listed, or required to be listed, in Section 3.7(a) of the Company Disclosure Letter that are reasonably likely to result in a Material Adverse Effect.

(b) Except as set forth in Section 3.7(b) of the Company Disclosure Letter, the Company is not a party to or subject to the provisions of any judgment, Order, writ, injunction, decree or award of any Governmental Entity. There is no unsatisfied judgment or award against the Company.

3.8 Employee Benefits.

(a) As used herein, “Benefit Plans” means any benefit and compensation plan, contract, policy or arrangement covering current or former employees of the Company (“Employees”) and current or former directors of the Company, including any “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and retirement, deferred compensation, fringe benefit, severance, stock option, stock purchase, stock appreciation rights, stock based, change in control, incentive and bonus plans. Each Benefit Plan is listed on Section 3.8(a) of the Company Disclosure Letter, and each Benefit Plan which has received a favorable determination or opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans, including any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plan, and all amendments thereto, have been made available to Buyer.

(b) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), are in substantial compliance with the terms of their governing documents and with ERISA, the Code and other applicable Laws. With respect to each Benefit Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA (an “ERISA Plan”), the Company has made available to Buyer, to the extent applicable, accurate and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent Internal Revenue Service (“IRS”) determination or opinion letter, and (iii) the annual return, Form 5500, for the most recent two years. Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code, and to the Company’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan.

(c) Neither the Company nor any ERISA Affiliate has contributed (or had any obligation of any sort) in the last six years to a plan that is (i) subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) a Multiemployer Plan. As used herein, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company as a “single employer” within the meaning of Section 414 of the Code.

(d) With respect to the Benefit Plans, no event has occurred and no condition exists that would subject the Company or any ERISA Affiliate to any material tax or other liability under ERISA, the Code or any other applicable laws, rules or regulations, including, but not limited to, any material tax or liability for a “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code.

(e) No Benefit Plan provides retiree welfare benefits and neither the Company nor any ERISA Affiliate has any obligation to provide any retiree welfare benefits other than as required pursuant to Section 4980B of the Code or any other applicable law, rule or regulation.

(f) Each Benefit Plan that is a “nonqualified deferred compensation plan,” as defined in Section 409A of the Code, substantially complies with, and has been administered in substantial compliance with, Section 409A of the Code and associated guidance.

(g) There is no pending or, to the Company’s Knowledge, threatened (i) litigation relating to the Benefit Plans; or (ii) administrative investigation, audit or other administrative proceeding by any Governmental Entity relating to the Benefit Plans.

(h) Except as set forth in Section 3.8(h) of the Company Disclosure Letter, neither the execution of this Agreement, Sellers’ adoption of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the Execution Date (other than any severance pay required by any Law), (ii) accelerate the time of payment or vesting or increase the amount payable or result in any other obligation pursuant to, any of the Benefit Plans, or (iii) result in payments under any of the Benefit Plans or any other agreement to which the Company is a party which would not be deductible under Section 280G of the Code.

3.9 Compliance with Laws; Licenses.

(a) The business of the Company is not being conducted, and since December 31, 2014, has not been conducted, in violation of any federal, state, local or foreign law, statute or ordinance, code, common law, or any rule, regulation, ordinance, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Law that is reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect.

(b) The Company has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Section 3.9(b) of the Company Disclosure Letter contains a complete and accurate list of all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (collectively, “Governmental Authorizations”) that are held by the Company or that otherwise relate to the Business of the Company.

3.10 Material Contracts and Government Contracts.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a list of each of the following Contracts, other than any Benefit Plans, to which the Company is a party or by which the Company or any of its assets is bound as of the Execution Date (each, a “Material Contract”):

(i) any Contract that involved payments, performance of services or delivery of goods or materials to or by the Company in excess of $750,000 in the aggregate during the twelve month period ended December 31, 2016, or by its express terms requires payments, performance of services or delivery of goods or materials to or by the Company in excess of $750,000 after such date;

(ii) each agreement of the Company with respect to Intellectual Property Assets used in and material to the Business, including agreements involving software (other than those license agreements relating to commercially available off-the-shelf software entered into in the ordinary course of business, in which the annual fee does not exceed $50,000 individually);

(iii) each joint venture, partnership and other similar Contract involving the sharing of profits or losses of the Company with any third party, or any Contract concerning the ownership of or investments in any Person;

(iv) each Contract with any Affiliate, Related Person, director, officer, employee or other agent of the Company or any of the Sellers, or that grants any Person a power of attorney or similar grant of agency on behalf of the Company;

(v) each Contract providing for or relating to the acquisition or sale by the Company (including by merger, operation of law, purchase or sale of assets or otherwise) of any Person, business unit or any material assets;

(vi) each Contract that grants any Person a right of first refusal, first offer or similar preferential right to purchase or acquire any right, asset, property or service of the Company;

(vii) each Contract relating to Borrowed Money Debt in excess of $100,000;

(viii) each Contract relating to unpaid capital expenditures in excess of $400,000;

(ix) each requirements Contract, output Contract, or Contract involving fixed prices over one year;

(x) each Contract relating to the lease, rental or use of real property, equipment, vehicles, other personal property or fixtures requiring annual payments by the Company in excess of $250,000;

(xi) any Contract or other arrangement or program in which the Company participates relating to tax incentives, tax exemptions, tax increment financing, or any similar Contract, arrangement or program;

(xii) each Contract containing covenants that in any way purport to (A) limit the freedom of the Company to engage in any line of business, to compete in any geographic area or to compete with any Person, or (B) contain other material restrictive covenants applicable to the Business that purports to apply to Affiliates of the Business; and

(xiii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

As used herein, (i) “Affiliate” means, with respect to an entity, any other entity controlling, controlled by or under common control with, such entity; (ii) “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; and (iii) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

(b) The Company has heretofore delivered to, or made available to, Buyer current and complete copies of the Material Contracts or a written description thereof in the case of oral Contracts. Each of the Material Contracts is valid and binding on the Company and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. There is no default under any such Contract by the Company and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

3.11 Real Property.

(a) The Company has good and marketable title to the real property owned by the Company (the “Company Real Property”), free and clear of any material Encumbrance, except as set forth in Section 3.11(a) of the Company Disclosure Letter.

(b) Section 3.11(b) of the Company Disclosure Letter contains a list of (i) all Company Real Property owned, used or held for use in the Business of the Company, (ii) a description of the principal functions conducted at each parcel of Company Real Property, and (iii) a correct street address and such other information as is reasonably necessary to identify each parcel of Company Real Property.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Letter, neither the Company nor the Sellers are parties to any oral or written lease, occupancy agreement, license or similar agreement related to real property which is used or held for use in the Business of the Company (the “Business Leases”).

(d) For purposes of this Section 3.11 and Section 3.13 only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant or other restriction, or title matter or encumbrance of any kind in respect of such asset other than any (i) real estate and personal property Taxes, assessments, governmental levies, fees or charges or statutory liens for current Taxes or other governmental charges not yet due and payable or due and payable but not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the Ordinary Course of Business, relating to obligations as to which there is no material default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate proceedings, (iii) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Entity having jurisdiction over the Company Real Property that do not impair either (A) the present use of the Company Real Property or (B) the anticipated use of the Company Real Property contemplated by the capital expenditures planned by the Company, (iv) rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above the Company Real Property, and (v) other Encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Company Real Property to which they relate or the conduct of the Business of the Company as presently conducted, including as such will be conducted as contemplated by the capital expenditures planned by the Company, (i) through (v) collectively, “Permitted Liens”.

(e) True and complete copies of all deeds and existing title insurance policies pertaining to the Company Real Property have been made available to Buyer.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Letter, with respect to any agreements, Contracts, Business Leases or licenses granting to the Company title to or an interest in or otherwise affecting the Company Real Property, to the Knowledge of the Company, no material breach or event of default exists and no condition or event has occurred that with the giving of notice, the lapse of time, or both would constitute a material breach or event of default by the Company or any other Person.

(g) The Company Real Property has all necessary access, either directly or by appurtenant easement, to and from public highways, streets, and roads and no pending or, to the Knowledge of the Company, threatened Proceeding or other fact or condition exists that could limit or result in the termination of such access.

(h) The Company Real Property has access to all utilities necessary to the operation of the Business of the Company, and all such utilities are made available to the Company Real Property through valid easements or existing public rights-of-way.

(i) No condemnation, eminent domain, or similar proceeding exists, is pending or, to the Knowledge of the Company, threatened with respect to any of the Company Real Property.

(j) To the Knowledge of the Company, the Company has received no notice that any buildings and improvements on the Company Real Property violate (i) any set-back, or (ii) restrictive covenant affecting any such Company Real Property, except where the failure to comply or the violation has not had, and would not reasonably be expected to materially interfere with the Business of the Company or the use of the Company Real Property.

(k) There are no parties in possession of any portion of the Company Real Property as tenants at sufferance and there are no outstanding options or rights of first refusal to purchase the Company Real Property, or any portion of the Company Real Property or interest therein.

(l) Except as set forth in Section 3.11(l) of the Company Disclosure Letter, to the Knowledge of the Company, the Company Real Property does not contain “wetlands” or “isolated wetlands,” as defined, or subject to regulation by, the Army Corps of Engineers, the U.S. Environmental Protection Agency, or the Maine Department of Environmental Protection,

or a level of radon above action levels of the U.S. Environmental Protection Agency and is not located within a “critical”, “preservation”, “conservation,” “habitat conservation area,” or similar type of area subject to regulation under any Environmental Law.

3.12 Environmental Matters.

(a) Except as set forth in Section 3.12 of the Company Disclosure Letter: (i) the Company is and has at all times since December 31, 2011 been in material compliance with all Environmental Laws, and, to the Knowledge of the Company, was in material compliance with all Environmental Laws at all times on or prior to December 31, 2011, (ii) the Company has not received any written notice, demand, letter, claim, threat, or notice of violation alleging that the Company is or may be in material violation of any Environmental Law, (iii) the Company is not subject to any order, decree, injunction or settlement with any Governmental Entity or third party with respect to obligations or liability under any Environmental Law, (iv) the Company does not have Knowledge of any known, suspected, or alleged material violations of any Environmental Law, (v) the Company has incurred no material Liability in connection with any Environmental Law since December 31, 2011, and, to the Knowledge of the Company, did not incur any material Liability in connection with any Environmental Law on or prior to December 31, 2011, (vi) to the Knowledge of the Company, no Hazardous Substances, including asbestos containing material, have been integrated into the Company Real Property or any portion thereof in such manner or quantity as may reasonably be expected to materially violate any applicable Environmental Law, (vii) no portion of the Company Real Property has been used for any permitted or unpermitted disposal of any Hazardous Substance or has had a release of any Hazardous Substance in material violation of any Environmental Law since December 31, 2011, and, to the Knowledge of the Company, no portion of the Company Real Property was used for any permitted or unpermitted disposal of any Hazardous Substance or was contaminated by a Hazardous Substance in material violation of any Environmental Law on or prior to December 31, 2011, (viii) to the Knowledge of the Company, no occurrence or condition on any real property adjoining or in the vicinity of the Company Real Property exists or has existed which could cause the Company Real Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability, or operation under any Environmental Law, (ix) to the Knowledge of the Company none of the Company’s operations have contaminated lands, waters, or other property of others with any Hazardous Substance in violation of or requiring remediation under any Environmental Law, (x) the Company possesses all Governmental Authorizations required to be in material compliance with all Environmental Laws for the operation of its Business as presently conducted and for the future installation of a new 20,000lb capacity peeler, (xi) the Company has made available to Buyer copies of all material communications since December 31, 2011, between the Company and any Governmental Entity related to Environmental Laws or Hazardous Substances, (xii) the Company has provided to Buyer copies of all studies, assessments, audits, tests, sampling and other material information related to the Company and its compliance with Environmental Laws and/or Hazardous Substances related to its operations or Company Real Property (“Environmental Studies”), whether prepared by, for, or about the Company and/or the Company Real Property, including but not limited to all Phase 1 Environmental Site Assessments, including those conducted by third parties that are in the Company’s or Sellers’ possession, and (xiii) no underground storage tanks are on, and to the Knowledge of Company none have ever been, on the Company Real Property.

(b) Notwithstanding any other representation or warranty in this ARTICLE III, this Section 3.12 contains the sole representations and warranties of the Company relating to any Environmental Law, Hazardous Substance or environmental matter.

(c) “Environmental Law” means any Law: (i) relating to pollution (or the investigation or cleanup thereof or other response thereto) or the protection of natural resources, endangered or threatened species, human health or safety and worker health or safety as it relates to Hazardous Substance handling or exposure, or the environment (including indoor air, outdoor air, soil, sediment, surface water, groundwater, or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, use, handling, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state, regional or local analogs) all as amended: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Oil Pollution Act, 33 U.S.C. §§ 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act , 42 U.S.C. §§ 7401 et seq.; and those portions of the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq concerning worker health or safety solely as it relates to Hazardous Substance handling or exposure.

(d) “Hazardous Substance” means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, fungus, or gas, in each case, whether naturally occurring or manmade, that is listed, identified, treated or characterized as a pollutant, contaminant, irritant, or as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products, pesticide, herbicide, fertilizer, radon, fluorinated chemicals, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

3.13 Taxes.

(a) Tax Returns Filed and Taxes Paid. The Company has filed on a timely basis (taking into account permitted extensions) all Tax Returns that are or were required to be filed with respect to the Company pursuant to applicable Laws. All Tax Returns filed by the Company are true, correct and complete in all materials respects. The Company has paid all Taxes that have become due (whether or not shown on any Tax Return), except such Taxes, if any, as are listed in Section 3.13(a) of the Company Disclosure Letter, which are being contested in good faith and as to which adequate reserves (determined in accordance with the Agreed Accounting Principles) have been provided in the Financial Statements. Except as provided in Section 3.13(a) of the Company Disclosure Letter, the Company currently is not the beneficiary of any extension of time within which to file any Tax Return. The Company has no Knowledge of (i) Encumbrances on any of the Company’s assets that arose in connection with any failure (or alleged failure) to pay any Tax, or (ii) any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance. To the Company’s Knowledge as of the Execution Date, no claim has ever been made or is expected to be made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. The Company has delivered or made available to Buyer copies of, and Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of, all income and all material non-income Tax Returns filed by the Company since December 31, 2012. Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all income and all material non-income Tax Returns of the Company that have been audited or are currently under audit and accurately describes any income Tax and material non-income Tax deficiencies or other amounts that were paid or are currently being contested. All material deficiencies proposed as a result of such audits have been paid or reserved against. The Company has delivered, or made available to Buyer, copies of any examination reports, statements of deficiencies or similar items with respect to such audits. Except as described in Section 3.13(b) of the Company Disclosure Letter, to the Company’s Knowledge, no Tax audits or administrative or judicial proceedings are being conducted with respect to the Company’s Taxes. The Company has no Knowledge that any Governmental Entity is likely to assert any Tax for any period for which Tax Returns have been filed. Except as described in Section 3.13(b) of the Company Disclosure Letter, the Company has not given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes of the Company.

(c) Proper Accrual. The unpaid Taxes of the Company (i) did not, as of December 26, 2015, exceed the accruals and reserves with respect to Taxes on the Financial Statements (excluding any reserves for deferred Taxes to reflect any differences between book and Tax items), and (ii) do not exceed such accruals and reserves as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing Tax Returns.

(d) Specific Potential Tax Liabilities and Tax Situations.

(i) All material Taxes that the Company is or was required by applicable Laws to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Entity or other Person, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(ii) The Company is not a party to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal income tax purposes.

(iii) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(iv) Except as set forth in Section 3.13(d)(iv) of the Company Disclosure Letter, there is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by the Company.

(v) The Company (A) has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local or foreign law), and (B) has no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by Contract or otherwise.

(vi) Since the date of the Financial Statements, there has been no (A) change in method of reporting income or deductions for Tax purposes; (B) material election (or change in a material election) related to Taxes; (C) settlement or compromise of any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy related to Taxes; (D) reversal of any accrual with respect to Taxes; (E) filing of any amended Tax Return; (F) waiver of any statute of limitations with respect to Taxes; (G) agreement to any extension of time with respect to any Tax; (H) assessment or deficiency, or (I) surrender of any right to claim a refund of Taxes; in each case with respect to the Company.

(vii) The Company is not and has not been a party to any “reportable transaction” as defined in Section 1.6011-4(b) of the Treasury Regulations.

(viii) The Company is not a party to any Contract that could result separately or in the aggregate in any payment that would not be deductible as a result of the application of Section 404 of the Code.

(e) Definitions. As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental (including taxes under Section 59A of the Code), windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum, estimated, and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Entity or payable under any tax-sharing agreement, tax-indemnity agreement, tax-allocation agreement or any other Contract, or by reason of any assumption, transferee, successor or similar liability, operation of law (including pursuant to Section 1.1502-6 of the Treasury Regulations, or any predecessor or successor thereof or any analogous or similar state, local, or foreign law) or otherwise, and (ii) the term “Tax Return” includes any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with any Tax (including the payment, reporting, determination, assessment or collection thereof) or in connection with the administration, implementation or enforcement of or compliance with any Laws relating to any Tax.

3.14 Labor Matters. The Company is not a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company the subject of any material proceeding that asserts that the Company has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization, nor is there pending or to the Company’s Knowledge threatened, nor has there been since January 1, 2015, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and except as set forth in Section 3.14 of the Company Disclosure Letter, the Company is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, employee classification and wages and hours.

3.15 Intellectual Property. There are no registered trademarks, service marks, copyrights or patents nor any applications for registration of any of the foregoing owned by the Company. To the Company’s Knowledge, the Company has sufficient and valid rights to use all Intellectual Property Assets currently used in the Company’s Business. The Intellectual Property Assets owned by the Company are not subject to any outstanding order, judgment or decree by any Governmental Entity materially and adversely affecting the Company’s use of, or its rights to, such Intellectual Property Assets. To the Company’s Knowledge, since December 31, 2013, the Company has not infringed or otherwise violated the intellectual property rights of any third party, and there have been no claims made against the Company during such period asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property Assets. To the extent any of the Intellectual Property Assets constitutes confidential and proprietary information, the Company has used commercially reasonable efforts to safeguard such information from disclosure in a manner consistent with local industry practice as appropriate based on the nature of such information.

As used herein, the term “Intellectual Property Assets” means any rights in and to (a) trademarks, service marks, brand names, certification marks, collective marks, logos, trade dress, trade names and other indicia of origin, including all applications and registrations for the foregoing and all goodwill associated therewith and symbolized thereby, including all renewals of same; (b) inventions, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, extensions and reissues thereof; (c) confidential and proprietary information, including trade secrets, know-how, software, recipes, formulae, methods, processes and customer lists to the extent treated as confidential information; (d) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (e) internet domain names owned by Company and used in the Business; and (f) other intellectual property used in or related to the Company’s Business.

3.16 Customers and Suppliers. Section 3.16 of the Company Disclosure Letter lists for each of the three years ending December 31, 2016 the names of the respective customers and distributors that were, in the aggregate, the 10 largest customers and distributors (the “Major Customers”) in terms of dollar value of products or services, or both, sold by the Company. Section 3.16 of the Company Disclosure Letter also lists for each such year, the names of the respective operational suppliers that were, in the aggregate, the 10 largest operational suppliers (the “Major Suppliers”) in terms of dollar value of products or services, or both, to the Company. As of the Execution Date, except as set forth in Section 3.16 of the Company Disclosure Letter, no Major Customer or Major Supplier has given the Company written notice terminating, canceling or materially renegotiating the pricing terms of any Material Contract, or, to the Knowledge of the Company, threatened in writing to take any of such actions.

3.17 Product Liabilities and Warranties. From and after January 1, 2014, no product manufactured, produced, distributed, sold, leased, licensed, or delivered by the Company has been recalled, and the Company has not received any written notice of recall of any such product from any Governmental Entity. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to result in any such recall. The manufacturing and storage practices, preparation, ingredients, composition, and packaging and labeling for each of the Company’s products relating to the Business are in compliance with all Laws relating to food and beverage manufacturing, storage, preparation, packaging and labeling, including the rules and regulations of the Food and Drug Administration, except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.18 Accounts Receivable. Except as set forth in Section 3.18 of the Company Disclosure Letter, all accounts receivable of the Company are valid receivables arising out of bona fide sales and deliveries of goods, performance of services and other transactions by the Company in the Ordinary Course of Business.

3.19 Condition and Sufficiency of Assets.

(a) The Company has good title to (or is otherwise licensed or authorized to use): (a) the personal property, equipment and fixtures used by the Company (the “Company Operating Assets”), and (b) all intangible assets used by the Company, in each case free and clear of all Liens. Following the Cheese Business Reorganization and prior to the Closing, the Company will own or lease all tangible assets sufficient for the conduct of the Business as currently conducted in all material respects.

(b) Except as set forth in Section 3.19(b) of the Company Disclosure Letter, the Company Operating Assets are in adequate condition and repair (ordinary wear and tear excepted), subject to maintenance conducted in the ordinary course of business, for use in their intended manner.

3.20 Inventories. All inventories of the Company, whether or not reflected on the Interim Balance Sheet, consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business, except for obsolete, damaged, or defective items that have been written off or written down to fair market value or for which adequate reserves have been established. The quantities of each item of inventory are not excessive, but are reasonable for the continued operation of the Company in the Ordinary Course of Business.

3.21 Insurance Policies. Complete and correct copies of all material insurance policies maintained by the Company (collectively, the “Insurance Policies”) have been provided to or made available to Buyer. All Insurance Policies are in full force and effect. There have been no claims made under the Insurance Policies in excess of $50,000 at any time since December 31, 2013.

3.22 Employees.

(a) Section 3.22 of the Company Disclosure Letter contains a complete and accurate list of the following information for each employee, manager, leased employee, independent contractor, consultant and agent of the Company performing work on behalf of or with respect to the Company’s business (including part-time employees and each employee on leave of absence or layoff status): employer; employee ID number; job title; date of commencement of employment or engagement; annual base salary or base wage rate; total compensation paid in 2015 and 2016; sick and vacation leave that is accrued but unused; service credited for purposes of vesting and eligibility to participate under any Benefit Plan; and severance pay that is due to any employee upon termination of their employment.

(b) The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

(c) To the Knowledge of the Company, no officer, director, employee or manager of the Company is bound by any Contract that purports to limit the ability of such officer, director, employee or manager (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Company’s Business or (ii) to assign to the Company or to any other Person any rights to any invention, improvement, or discovery used or to be used in the Company’s Business. To the Knowledge of the Company, no former or current employee of the Company is a party to, or is otherwise bound by, any Contract that in any material way adversely affected, affects, or will materially adversely affect the ability of the Company (or, after the Closing, Buyer) to conduct the Business as heretofore carried on by the Company.

3.23 Relationships with Related Persons. Except as disclosed in Section 3.23 of the Company Disclosure Letter, no Seller or Related Person of the Company has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Company’s Business.

3.24 Brokers and Finders. Neither the Company nor any of its directors, officers, or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated by this Agreement.

3.25 No Other Representations. Except for the representations and warranties contained in this ARTICLE III (as modified by the Company Disclosure Letter) or in the transaction documents contemplated by this Agreement, the Company makes no other representations and warranties of any kind or nature, express or implied, and all other representations and warranties of any kind or nature (including, but not limited to, any relating to the future or historical financial condition, assets, Liabilities, results of operations, profitability or prospects of the Company) are specifically disclaimed by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and Sellers as follows:

4.1 Organization, Good Standing and Qualification. Buyer (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and is in good standing, where applicable, as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to have such power or authority or to be so qualified or in good standing, would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

4.2 Authority; Approval. Buyer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been, and each other agreement, document, certificate and instrument to be delivered by Buyer in connection with this Agreement will be, duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3 Governmental Filings; No Violations; Certain Contracts.

(a) Other than the filings and/or notices under the HSR Act, no notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of Buyer’s obligations under this Agreement by Buyer or the consummation of the transactions contemplated for Buyer by this Agreement, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the transactions contemplated for Buyer by this Agreement.

(b) The execution, delivery and performance of Buyer’s obligations under this Agreement by Buyer do not, and the consummation of the transactions contemplated for Buyer by this Agreement will not, constitute or result in (i) a breach or violation in any material respect of the Organizational Documents of Buyer or any resolutions adopted by the board of directors or stockholders (or Persons exercising similar authority) of Buyer or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or right to challenge transactions with respect to, or the creation of a Lien on, any of the assets of Buyer pursuant to any material Contract binding upon Buyer or (iii) assuming (solely with respect to performance of Buyer’s obligations under this Agreement) compliance with the matters referred to in Section 4.3(a), under any Law to which Buyer is subject, except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the transactions contemplated for Buyer by this Agreement, including the payment of any Earn-out Payment amount, when due, in an amount up to the Maximum Earn-out Payment Amount.

(c) Buyer is acquiring the Company Equity Interests solely for Buyer’s own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Company Equity Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Company Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

4.4 Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to Buyer’s Knowledge, threatened against Buyer that seek to enjoin or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, the consummation of the transactions contemplated for Buyer by this Agreement, except as would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. For purposes of the foregoing, “Buyer’s Knowledge” shall mean the actual knowledge, upon reasonable inquiry or investigation (including the reasonable inquiry of employees who have administrative or operational responsibility for the particular subject matter in question) of Saed Mohseni, Mark Hood, Mike Townsley, and Colin Daly.

4.5 Sufficiency of Funds.

(a) Buyer has, and at Closing will have, sufficient cash funds on hand (or available pursuant to its undrawn line of credit) to consummate the transactions contemplated by this Agreement and to deliver the Original Base Purchase Price and Debt Payoff Amount and all fees and expenses related to the transactions contemplated by this Agreement at Closing. Buyer acknowledges that its obligations under this Agreement are not conditioned upon the receipt of any financing proceeds to consummate the transactions contemplated by this Agreement.

(b) Buyer will have sufficient cash funds on hand (or will keep available pursuant to its undrawn line of credit) to pay any Earn-out Payment amount when due, in an amount up to the Maximum Earn-out Payment Amount.

4.6 Solvency. Immediately after giving effect to the consummation of the transactions contemplated for Buyer by this Agreement, and immediately after the payment of any Earn-out Payment Amount, Buyer will be Solvent. For purposes of this Section 4.6, “Solvent” means that:

(a) the fair saleable value (determined on a going-concern basis) of the assets of Buyer shall be greater than the total amount of Buyer’s Liabilities (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(b) Buyer shall be able to pay its debts and obligations in the ordinary course of business as they become due; and

(c) Buyer shall have adequate capital to carry on its businesses and all businesses in which it is to engage immediately after giving effect to the consummation of the transactions contemplated for Buyer by this Agreement.

4.7 Brokers and Finders. Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated by this Agreement.

4.8 No Other Representations. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon the results of its own independent investigation and analysis and the representations and warranties of Sellers expressly set forth in ARTICLE II and the representations and warranties of the Company expressly set forth in ARTICLE III (in each case, as qualified by the Company Disclosure Letter). Buyer acknowledges that neither Sellers nor the Company make, and Buyer acknowledges that it has not relied upon or otherwise been induced by, any other representation or warranty with respect to Sellers or the Company, and all other representations and warranties of any kind or nature, express or implied, are specifically disclaimed by Buyer.

ARTICLE V

COVENANTS

5.1 Interim Conduct.

(a) Except as described in Section 5.1 of the Company Disclosure Letter, or as otherwise contemplated by this Agreement (including in connection with the Cheese Business Reorganization, the Class B Issuance and the Redemption), the Company covenants and agrees that, after the Execution Date and prior to the Closing (unless Buyer shall otherwise approve, such approval not to be unreasonably withheld, delayed or conditioned), and except as required by applicable Laws, the Company will use commercially reasonable efforts to (i) operate its Business in the Ordinary Course of Business and (ii) to the extent consistent with clause (i), to preserve its business organization intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees, and other Persons with which the Company has significant business relationships (including using commercially reasonable efforts to obtain the prior written consent set forth on Section 5.1(a) of the Company Disclosure Letter, it being agreed that notwithstanding anything in this Agreement to the contrary (1) the Company shall be under no obligation to pay any consideration to obtain such consent or to suffer any loss, surrender any right or incur any obligation in connection with applying such commercially reasonable efforts, and (2) the failure to obtain such consent does not constitute a breach of any covenant or agreement by the Company in this Agreement), and keep available the services of its present employees. Without limiting the generality of, and in furtherance of, the foregoing, from the Execution Date until the Closing, except (i) as described in Section 5.1 of the Company Disclosure Letter, (ii) as otherwise contemplated by this Agreement, (iii) as required by applicable Laws, (iv) in connection with the Cheese Business Reorganization, the Class B Issuance or the Redemption or (v) as Buyer may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), the Company will not, and Sellers will cause the Company not to:

(i) adopt or propose any change in its Organizational Documents;

(ii) adopt a plan of complete or partial liquidation or authorize or take steps to implement a dissolution, restructuring, reorganization, merger or consolidation with any other Person;

(iii) acquire assets outside of the Ordinary Course of Business and other than for fair value from any other Person, other than acquisitions pursuant to Contracts in effect as of the Execution Date and made available to Buyer;

(iv) issue, sell, pledge, dispose of, grant or transfer or authorize the issuance, sale, pledge, disposition, grant or transfer of any equity interests of the Company or securities convertible or exchangeable into or exercisable for any equity interests of the Company, or any options, warrants or other rights to acquire any such equity interests or such convertible or exchangeable securities, except for the Class B Issuance;

(v) (A) declare, make or commit to pay any distributions or dividends other than cash dividends or distributions paid in full prior to the Closing Date or (B) make or forgive any loans, advances, guarantees or capital contributions to or investments in any Person outside of the Ordinary Course of Business;

(vi) incur any indebtedness for borrowed money or guarantee for such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company, except for indebtedness for borrowed money incurred in the Ordinary Course of Business (including, for the avoidance of doubt, incurrences under the Company’s revolving line of credit with Farm Credit East, ACA);

(vii) other than in the Ordinary Course of Business, enter into, terminate, materially amend or waive any material right with respect to any Contract that would have been a Material Contract had it been entered into or terminated prior to the Execution Date;

(viii) make any material changes with respect to accounting policies or procedures, except as required by changes in Law or GAAP;

(ix) change any method of reporting income or deductions for Tax purposes, make or change any material election related to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy related to Taxes, reverse any accrual with respect to Taxes, file any amended Tax Return, waive any statute of limitations with respect to Taxes, agree to any extension of time with respect to any Tax, assessment or deficiency (other than with respect to the filing of income Tax Returns), or surrender any right to claim a refund of Taxes;

(x) transfer or sell assets of the Company outside of the Ordinary Course of Business, except (A) with respect to obsolete assets, (B) pursuant to Contracts in effect prior to the Execution Date and disclosed to Buyer, (C) for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $50,000 individually or $100,000 in the aggregate, or (D) in connection with the Cheese Business Reorganization;

(xi) except pursuant to Benefit Plans or Contracts in effect as of the Execution Date or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company, except, in the case of employees who are not officers, in the Ordinary Course of Business, (B) materially increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company, except for increases in base salary in the Ordinary Course of Business for employees who are not officers, (C) establish, adopt, materially amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, or (D) take any action to accelerate the vesting or payment of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan;

(xii) enter into or modify any Contract with Sellers or any Affiliate of Sellers;

(xiii) cancel or compromise any Proceeding outside of the Ordinary Course of Business or release, waive, or settle any pending or threatened Proceeding;

(xiv) enter into any commitment for capital expenditures in excess of $200,000 for any individual project;

(xv) hire or offer to hire any new employee (other than an at will employee hired for annual base compensation of less than $75,000 to fill a position that is open as of the Execution Date, or an existing position that is vacated on or after the Execution Date) or terminate any employee outside of the Ordinary Course of Business; or

(xvi) enter into an agreement to do any of the foregoing.

(b) Buyer shall not take or permit any of its Affiliates to take any actions that would, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, including by imposing any delay in the expiration or termination of any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act or otherwise imposing any delay in the obtainment of, or increasing the risk of not obtaining, any consent, registration, approval, permit or authorization necessary to be obtained from any Governmental Entity to consummate the transactions contemplated by this Agreement.

(c) Between the Execution Date and Closing, the Company shall pay in full or adequately accrue for any capital expenditures actually incurred during such period in respect of capital projects relating to the Business, and shall pay in full or adequately accrue for the capital expenditures in respect of the projects set forth in Section 5.1(c) of the Company Disclosure Letter (the “Phase 4 Projects”). The Company shall use commercially reasonable efforts to complete the Phase 4 Projects prior to Closing. To the extent that any portion of the Phase 4 Projects remains incomplete or unfinished at Closing, each Seller, severally in proportion to their respective Pro Rata Share, shall promptly, and in any event within ten (10) Business Days of receiving an invoice from a Buyer Party, reimburse such Buyer Party for the reasonable and documented out-of-pocket expenses incurred by the Buyer Party to complete the Phase 4 Projects; provided that such Phase 4 Projects shall be completed in the Ordinary Course of Business.

(d) Nothing contained in this Agreement shall entitle Buyer, directly or indirectly, to control or direct the operations of the Company’s Business prior to the Closing Date. Prior to the Closing Date, Sellers shall, and shall cause the Company to, exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company’s Business. Notwithstanding anything to the contrary in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in Section 5.1(a) or elsewhere in this Agreement to the extent that the requirement of such consent would violate or conflict with applicable Law.

5.2 Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Buyer shall cooperate with each other and use (and Buyer shall cause its Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement. The Company and Buyer will each (i) make, or cause to be made, all filings required of each of them or any of their Affiliates under the HSR Act within 14 days after the Execution Date and (ii) request early termination of the waiting period with respect to the transactions contemplated by this Agreement under the HSR Act. Subject to applicable Laws relating to the exchange of information, Buyer and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Buyer or the Company, as the case may be, and any of Buyer’s Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Buyer shall act reasonably and as promptly as practicable. Neither the Company nor Buyer shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(b) Information. The Company, Sellers, Sellers’ Representative and Buyer shall each, upon request by the other, furnish the other with all information concerning itself, its directors, officers and stockholders, Buyer’s Subsidiaries (in the case of Buyer) and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, the Company, Sellers, Sellers’ Representative or any of Buyer’s Subsidiaries to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c) Status. Subject to applicable Laws and as required by any Governmental Entity, the Company, Sellers, Sellers’ Representative and Buyer shall each keep the other apprised of the status of matters relating to consummation of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Buyer, the Company, Sellers or Sellers’ Representative, as the case may be, or any of Buyer’s Subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

(d) Antitrust Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 5.2, each of the Company and Buyer agree to promptly provide to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement.

(e) Limitations. Notwithstanding anything in this Section 5.2 to the contrary, it is expressly understood and agreed that: (i) no Party shall have any obligation to litigate or contest any administrative or judicial action or proceeding challenging any transaction contemplated by this Agreement as in violation of any antitrust or competition Laws, and (ii) no Party shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for the sale, divestiture, or holding separate (through the establishment of a trust or other similar arrangement) of any assets or categories of assets of any Party.

5.3 Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall afford Buyer’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the Company’s employees, properties, books, contracts and records and, during such period, the Company shall furnish promptly to Buyer all information concerning the Company’s Business, properties and personnel as may reasonably be requested by Buyer; provided, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided, further, that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if any Law applicable to the Company or Contract to which the Company is party requires the Company to restrict or prohibit access to such information, (b) to provide any documents or other information covered by attorney-client privilege, the attorney work-product doctrine or similar protection, or (c) cause competitive harm to the Company if the transactions contemplated by this Agreement were not consummated. All requests for information made pursuant to this Section 5.3 shall be directed to an executive officer of, or other Person designated by, the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

5.4 Publicity. The Company and Buyer each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity. None of the Sellers or the Sellers’ Representative shall issue any press releases or otherwise make public announcements with respect to the transactions contemplated by this Agreement without both the Company’s and Buyer’s prior written consent.

5.5 Employee Benefits.

(a) Buyer agrees that:

(i) During the period commencing at the Closing and ending on the first anniversary of the Closing, each employee of the Company who continues to provide services to the Company following the Closing (the “Continuing Employees”) will continue to be provided with (A) a base salary or base wage rate no less than provided to such Continuing Employee immediately prior to the Closing, (B) a bonus opportunity and other incentive compensation opportunity that is no less favorable in the aggregate than provided to the Continuing Employee immediately prior to the Closing, and (C) pension, welfare and other employee benefits (other than health benefits) that are no less favorable in the aggregate than those provided by the Company to such employees immediately prior to the Closing.

(ii) As of the first anniversary of the Closing, Buyer will conduct a review of the pension, welfare, severance and other employee benefits (other than health benefits) available to Continuing Employees in a manner consistent with its review of the pension, welfare, severance and other employee benefits (other than health benefits) available to similarly situated Buyer Party employees and, subject to the results of such review, take commercially reasonable steps to ensure that the Continuing Employees will be eligible for pension, welfare, severance and other employee benefits (other than health benefits) that are, in the aggregate, substantially comparable to those generally made available to similarly-situated Buyer Party employees.

(iii) During the period commencing at the Closing and ending on December 31 of the calendar year during which the Closing occurs, each Continuing Employee will continue to be provided with health benefits that are no less favorable in the aggregate than those provided by the Company to such Continuing Employee immediately prior to the Closing. As of January 1, 2018, Buyer will conduct a review of the health benefits available to Continuing Employees in a manner consistent with its review of the health benefits available to similarly situated Buyer Party employees and, subject to the results of such review, take commercially reasonable steps to ensure that the Continuing Employees will be eligible for health benefits that are, in the aggregate, substantially comparable to those generally made available to similarly-situated Buyer Party employees.

(b) Buyer will cause any employee benefit plans which the Continuing Employees are entitled to participate in to take into account for purposes of eligibility, vesting and benefit accrual thereunder, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service by employees of the Company as if such service were with Buyer, to the same extent such service was credited under a comparable plan of the Company.

Buyer will cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Buyer or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents and give each Continuing Employee credit for the plan year in which the Closing Date occurs towards applicable deductibles, coinsurance and annual out-of-pocket limits for medical expenses incurred prior to the Closing Date for which payment has been made.

(c) Buyer shall, or shall cause the Company to, honor all employee benefit obligations to current and former employees under the Benefit Plans in accordance with the terms in effect immediately prior to the Closing.

(d) Nothing contained in this Agreement is intended to (i) be treated as an amendment of any Benefit Plan, (ii) prevent the Company or any of its Affiliates from amending or terminating any of the Benefit Plans in accordance with their terms, (iii) prevent the Company, after the Closing, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any employee of the Company, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by the Company, Buyer or any of their Affiliates or under any benefit plan.

5.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the Organizational Documents of the Company, in each case as in effect on the Execution Date, or pursuant to any other agreements in effect on the Execution Date, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) The Company shall, and Buyer shall cause the Company to (i) maintain in effect for a period of six years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

(c) The obligations of Buyer and the Company under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.6 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.6 applies shall be third-party beneficiaries of this Section 5.6, each of whom may enforce the provisions of this Section 5.6).

(d) In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.6.

5.7 Pre-Closing Reorganization; Redemption.

(a) Prior to the Closing, Sellers shall distribute all assets and Liabilities exclusively related to the cheese business (the “Cheese Business”) held by the Company (including the assets, properties and rights relating to the Cheese Business listed on Section 5.7 of the Company Disclosure Letter) to Sellers or one or more Persons designated by Sellers (the “Cheese Business Reorganization”). Sellers may take all actions that Sellers determine are reasonably necessary or appropriate to facilitate the completion of the Cheese Business Reorganization, including (a) contributions, transfers, distributions, assignments and acceptances of assets and Liabilities, (b) repayment of indebtedness and the extinguishment of Liens on Company assets relating to the Cheese Business, (c) formation or dissolution of subsidiaries and (d) cancellation of any intercompany contracts and other agreements relating to the Cheese Business (excluding the Transition Services Agreement); provided, however, that the Cheese Business Reorganization will not adversely affect the Company’s ability to operate the Business in the Ordinary Course of Business.

(b) Immediately following the later to occur of the Class B Issuance and the consummation of the Cheese Business Reorganization and, in any event, prior to the Closing, the Company shall redeem all of the Preferred Stock at a redemption price per share of Preferred Stock equal to the sum of (i) the par value per share of Preferred Stock plus (ii) an amount equal to the sum of all accrued or declared but unpaid dividends, if any, on such share of Preferred Stock (such sum being the “Redemption Price”). Any and all consideration received by the Company in exchange for distribution of the Cheese Business, together with an amount of cash equal to any deficiency between the amount consideration so received and the aggregate Redemption Price payable to Libra Foundation pursuant to this Section 5.7(b), shall be transferred to Libra Foundation in full satisfaction of the Redemption Price. Sellers will take all actions that Sellers determine are required or otherwise reasonably necessary or appropriate to: (x) consummate the Redemption, (y) repay all indebtedness and extinguish all Liabilities of the Company related to the Redemption and (z) extinguish any further rights or privileges of Libra Foundation or any other Person with respect to the Preferred Stock.

5.8 Tax Matters.

(a) Buyer shall prepare (or cause to be prepared) all income Tax Returns of the Company required to be filed after the Closing Date which include any period (or portion thereof) on or prior to the Closing Date (the “Pre-Closing Tax Returns”). Unless otherwise required by Law, the Pre-Closing Tax Returns shall be prepared in a manner consistent with prior Tax Returns. Buyer shall deliver (or cause to be delivered) the Pre-Closing Tax Returns to the Sellers’ Representative for its review and comment not later than 25 days prior to the due date of such Pre-Closing Tax Returns. Buyer shall incorporate all reasonable changes requested by the Sellers’ Representative at least five days prior to the due date of the Pre-Closing Tax Returns, except to the extent that such changes (i) would be inconsistent with the past practice of the Company, (ii) would not be in accordance with applicable Law or (iii) would establish a precedent or practice materially adverse to the continuing business of the Company or any Affiliate thereof. Buyer shall cause such Pre-Closing Tax Returns to be filed on a timely basis and shall pay all Taxes reflected on such Pre-Closing Tax Returns. Sellers shall be liable for and shall reimburse Buyer for the amount of Tax reflected on the Pre-Closing Tax Returns attributable to the period (or portion thereof) ending on or before the Closing Date (the “Pre-Closing Period”). With respect to periods beginning before the Closing Date and ending after the Closing Date (“Straddle Periods”), the amount of Taxes attributable to the Pre-Closing Period shall be determined on an interim closing of the books basis, except for ad valorem Taxes which shall be prorated on a daily basis (for the avoidance of doubt, the Debt Payoff Amount and the Cheese Business Reorganization shall be attributable wholly to the Pre-Closing Period); provided, that deferred tax assets and liabilities reflecting any differences between book and Tax items will not be taken into account (and, more generally, Tax principles rather than financial accounting principles will apply) in determining the amount of Taxes attributable to the Pre-Closing Period. Buyer shall not, and shall not allow the Company after the Closing Date to, (i) amend any Tax Return filed with respect to the Pre-Closing Period or (ii) make any Tax election that has retroactive effect to the Pre-Closing Period, in each case without the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld, conditioned or delayed. Sellers shall be entitled to any refunds of Taxes received by the Company in respect of the Pre-Closing Period except to the extent that such refund is attributable to a loss in a period (or portion thereof) beginning after the Closing Date (e.g., a carryback). Buyer shall cause the Company to use commercially reasonable efforts to obtain any such refunds to which it may be entitled and shall promptly deliver to the Sellers’ Representative for distribution to the Sellers any such refunds to the extent set forth in the immediately preceding sentence. Buyer shall be entitled to all other refunds of Taxes of the Company. Notwithstanding anything in this Section 5.8(a) to the contrary, Buyer shall not be required to provide any records, Tax Returns or any other information to the Sellers’ Representative, in each case which includes any information relating to any member (other than the Company) of a consolidated, unity or combined group including Buyer.

(b) Sellers and Buyer shall, and Buyer shall cause the Company to, reasonably cooperate and shall cause their respective Affiliates and representatives to reasonably cooperate, in preparing and filing all Tax Returns relating to any Tax period beginning before the Closing Date, including maintaining and making available to each other, and to any Governmental Entity as reasonably requested, all records necessary in connection with Taxes of the Company and in resolving all disputes and audits with respect to any Tax period beginning before the Closing Date relating to Taxes. Sellers and Buyer agree (i) to retain all books and records (or, in the alternative, to deliver such books and records to the Company) with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until 90 days after the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Governmental Entity, (ii) to allow the other Party (or

Parties) and its (or their) representatives, at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as such Party (or Parties) may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at such Party’s (or Parties’) expense and (iii) to give the other Party (or Parties) reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party (or Parties) so requests, Sellers or Buyer, as the case may be, shall allow the other Party (or Parties) to take possession of such books and records prior to such transfer, destruction or discard.

(c) Buyer, on the one hand, and Sellers, on the other hand, shall share equally all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, real property transfer taxes, recording fees and other similar charges (all including penalties, interest and other charges with respect thereto, collectively “Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement and to protect, defend, indemnify and hold harmless the other from and against its or their respective share of all Transfer Taxes so incurred.

(d) If a claim with respect to Taxes shall be made by any Governmental Entity, which, if successful, might result in an indemnity payment to Buyer pursuant to Section 8.2:

(i) Buyer shall promptly and in any event no more than five days following Buyer’s receipt of notice of such claim, give written notice to the Sellers’ Representative of such claim (a “Tax Claim”); provided, however, that failure to give such prompt notice shall not affect Sellers’ indemnification obligation in the absence of, and except to the extent of, actual prejudice;

(ii) The Sellers’ Representative will have the right to control (at the sole cost and expense of the Sellers) the conduct, defense and settlement, compromise or other disposition of any Tax Claim relating solely to a Tax period ending on or before the Closing Date; provided, however, that the Sellers’ Representative will promptly notify Buyer of its intent to control such Tax Claim (and, in connection therewith, will confirm in writing Sellers’ responsibility to indemnify Buyer and its Affiliates for the resulting Taxes and other Losses), and to the extent the Sellers’ Representative controls such Tax Claim, the Sellers’ Representative (A) must promptly notify Buyer of such Tax Claim and keep Buyer reasonably informed of all developments in such Tax Claim, (B) must conduct the defense actively and diligently, (C) must afford Buyer the reasonable opportunity to participate (at its sole cost and expense) in the conduct and resolution of such Tax Claim and (D) may not settle, compromise or otherwise dispose of such Tax claim without the prior written consent of Buyer if such settlement, compromise or other disposition would establish a precedent or practice materially adverse to the continuing business of the Company or any Affiliate thereof (and with such consent not to be unreasonably withheld, conditioned or delayed). In the event that any of the conditions in clauses (A)-(D) of this

Section 5.8(d)(ii) is or becomes unsatisfied, (1) Buyer or a Buyer Affiliate may control the defense, and consent to the entry of any judgment or enter into any settlement, in any manner that it reasonably may deem appropriate, with the consent of the Sellers’ Representative, such consent not to be unreasonably withheld, conditioned or delayed, (2) Sellers shall reimburse Buyer promptly and periodically for the costs of such defense (including reasonable attorneys’ fees and expenses), and (3) Sellers shall remain responsible for any Taxes and other Losses that Buyer and its Affiliates may incur resulting from, arising out of, relating to or caused by such proceedings;

(iii) Buyer shall have the right to control the conduct, defense and settlement, compromise or other disposition of any Tax Claim that (x) does not relate solely to a Tax period ending on or before the Closing Date, or (y) that relates solely to a Tax period ending on or before the Closing Date but with respect to which the Sellers’ Representative did not elect to control pursuant to Section 5.8(d)(ii); provided, however, that with respect to a Tax Claim relating to a Straddle Period, Buyer (A) must promptly notify the Sellers’ Representative of such Tax Claim and must keep the Sellers’ Representative reasonably informed of all developments in such Tax Claim, (B) must afford the Sellers’ Representative the reasonable opportunity to participate (at the sole cost and expense of Sellers) in the conduct and resolution of such Tax Claim, (C) must conduct the defense actively and diligently and (D) may not settle, compromise or otherwise dispose of such Tax Claim without the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld, conditioned or delayed;

(iv) Notwithstanding anything in this Section 5.8(d) to the contrary, the Sellers’ Representative shall not be entitled to participate in or control any proceeding related to a Tax Claim, which proceeding involves in whole or in part any Taxes of, or a Tax Return of, the consolidated, unitary or combined group including Buyer (or any member thereof other than the Company); provided, however, that (A) in such event Buyer shall keep the Sellers’ Representative fully informed and consult with the Sellers’ Representative with respect to such Tax Claim, (B) Buyer must conduct the defense actively and diligently, and (C) Buyer may not settle, compromise or otherwise dispose of such Tax Claim (to the extent that such claim relates to the Company) if indemnification is to be sought hereunder without the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld, conditioned or delayed; and

(v) Notwithstanding anything in Article VIII to the contrary, this Section 5.8(d), and not Section 8.4, will govern the conduct of Tax Claims.

(e) As of the Closing Date, the unpaid Taxes of the Company will not exceed the accruals and reserves with respect to Taxes on the Company’s financial statement as of the Closing Date, and, with respect to 2016 activity, the unpaid Taxes of the Company will not exceed the accruals and reserves with respect to Taxes on the Company’s audited financial statements as at December 31, 2016.

(f) Any payment by Buyer or any Seller under this Section 5.8 will be an adjustment to the consideration paid under this Agreement.

(g) Any amounts for which any Seller may be liable under this Section 5.8 shall be payable first from the Indemnification Escrow Fund or set off pursuant to Section 1.6(g) against an amount otherwise due to be paid by Buyer.

(h) The obligations of the Parties set forth in this Section 5.8 shall be unconditional and absolute and shall remain in effect without limitation as to time.

5.9 Noncompetition, Nonsolicitation.

(a) Noncompetition. For a period commencing on the Closing Date and ending on the three year anniversary of the Closing Date, Sellers shall not (except as otherwise contemplated pursuant to any Employment Agreement to which a Seller is a party, agreed by Buyer in writing, or otherwise required by applicable Law) anywhere in North America, directly or indirectly (either individually or acting in concert with another Person or Persons), invest in, own, manage, operate, finance, control, render services to or guarantee the obligations of any Person engaged in the Business; provided, however, that nothing in this Section 5.9(a) shall prevent any Seller or any other Person from (1) being a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of up to (but not more than) an aggregate of 5% of the debt and equity securities of any Person that engages in the Business (so long as, in conjunction with the beneficial ownership of such securities, such beneficial owner does not otherwise have directorship or other governance rights), (2) engaging in activities expressly contemplated by this Agreement and all other agreements contemplated thereby, or (3) performing any services for the Buyer Parties or their Affiliates, including such services as are contemplated under the Transition Services Agreement and all other agreements contemplated thereby.

(b) Nonsolicitation. For a period commencing on the Closing Date and ending on the one year anniversary of the Closing Date (except as contemplated by the Employment Agreements, agreed by Buyer in writing, or otherwise required by applicable Law), Sellers shall not directly or indirectly (including through a Related Person), (i) solicit for employment or any similar arrangement any of the Chief Executive Officer of the Company, Chief Financial Officer of the Company, Chief Operating Officer of the Company, or any direct report thereof (collectively, the “Covered Employees”) or hire any such Covered Employee who has left such employment, except pursuant to a general solicitation of employment which is not directed specifically to any such Covered Employees; provided, however, that nothing in this Section 5.9(b) shall restrict the Sellers or any other Person from soliciting or hiring any Covered Employee whose employment with the Company has been terminated by the Company prior to the date of first solicitation or by the employee 60 or more days prior to the date of first solicitation; and (ii) cause, induce or attempt to cause or induce any customer or client of the Company (to the extent they were a client or customer as of the Execution Date) to cease doing business with the Company or divert their business from the Company.

(c) Modification of Covenant; Enforcement. If a final non-appealable judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.9(a) or Section 5.9(b) is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. The Parties acknowledge and agree that this Section 5.9 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Company Equity Interests. The Parties further acknowledge and agree that, in addition to any other rights Buyer may have for a breach by Sellers of this Section 5.9, Buyer shall have the right to obtain injunctive or other equitable relief to restrain any breach or threatened breach by Sellers or otherwise to specifically enforce the provisions of this Section 5.9.

(d) For avoidance of doubt, nothing in this Section 5.9 shall restrict the Sellers from taking commercially reasonable steps to carry out their rights and obligations under any of the transaction documents contemplated by this Agreement.

5.10 No Negotiation. Until such time as this Agreement shall be terminated pursuant to ARTICLE VII, Sellers and the Company shall not, and will ensure that their respective representatives shall not, directly or indirectly solicit, initiate, knowingly encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or pursue any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving the Company, including the sale by any Seller of such Seller’s Company Equity Interests, the merger, liquidation or consolidation of the Company or the sale of a material portion of the assets of the Company (other than inventory in the Ordinary Course of Business or with respect to the Cheese Business Reorganization). Sellers and the Company shall notify Buyer of any such inquiry or proposal within 48 hours of receipt or awareness of the same.

ARTICLE VI

CONDITIONS

6.1 Conditions to Each Party’s Obligation. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer, the Company and the Sellers’ Representative, as the case may be, at or prior to the Closing of each of the following conditions:

(a) Regulatory Actions. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated (the date of such expiration or earlier termination, the “HSR Clearance Date”) and any other required regulatory consents have been received.

(b) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (collectively, an “Order”).

(c) Pre-Closing Reorganization. The Cheese Business Reorganization shall have been completed.

6.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are also subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the Closing Date, without giving effect to any supplement to the Company Disclosure Letter delivered after the Execution Date, as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect shall be true and correct as of the Closing Date, without giving effect to any supplement to the Company Disclosure Letter delivered after the Execution Date, as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 6.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than (A) Fundamental Representations (excluding Section 2.1 and Section 3.2(a)), which must be true and correct in all material respects, and (B) the representations and warranties contained in Section 2.1 and Section 3.2(a), which must be true and correct in all respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct has had, or would, individually or in the aggregate, reasonably be likely to have, a Material Adverse Effect, and (iii) Buyer shall have received at the Closing a certificate signed on behalf of the Company by an officer of the Company to the effect that the conditions set forth in this Section 6.2(a) have been satisfied.

(b) Representations and Warranties of each Seller. (i) The representations and warranties of each Seller set forth in this Agreement that are qualified by reference to materiality shall be true and correct as of the Closing Date, without giving effect to any supplement to the Disclosure Letter delivered after the Execution Date, as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) the representations and warranties of each Seller set forth in this Agreement that are not qualified by reference to materiality shall be true and correct in all material respects as of the Closing Date, without giving effect to any supplement to the Disclosure Letter delivered after the Execution Date, as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(c) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, and Buyer shall have received at the Closing a certificate signed on behalf of the Company by an officer of the Company to the effect that the conditions set forth in this Section 6.2(c) have been satisfied.

(d) Performance of Obligations of each Seller. Each Seller shall have performed and complied in all material respects with all covenants required to be performed by such Seller under this Agreement on or prior to the Closing Date.

(e) Closing Deliveries. The Company and each Seller shall have delivered the documents contemplated by Sections 1.3(a) and 1.3(b).

6.3 Conditions to Obligations of the Company and the Sellers. The obligation of the Company and the Sellers to consummate the transactions contemplated by this Agreement is also subject to the satisfaction or waiver by the Company and the Sellers’ Representative at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties of Buyer. (i) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and (ii) the Company and the Sellers’ Representative shall have received at the Closing a certificate signed on behalf of Buyer by an officer of Buyer to the effect that the conditions set forth in this Section 6.3(a) have been satisfied.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, and the Company and the Sellers’ Representative shall have received at the Closing a certificate signed on behalf of Buyer by an officer of Buyer to the effect that the conditions set forth in this Section 6.3(b) have been satisfied.

(c) Closing Deliveries. Buyer shall have made the deliveries contemplated by Section 1.3(c).

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Buyer, Sellers and the Company;

(b) by either Buyer, Sellers or the Company, by giving written notice of such termination to each other Party, if

(i) the Closing shall not have occurred on or prior to July 1, 2017 (the “Termination Date”); or

(ii) any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party that has breached in any material respect such Party’s obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the transactions contemplated by this Agreement;

(c) by the Company or Sellers if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that Section 6.3(a) or Section 6.3(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by the Company or Sellers to Buyer and (ii) the Termination Date; provided, however, that the Company or Sellers shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Sellers or the Company are then in material breach or violation of their or its respective representations, warranties or covenants contained in this Agreement; or

(d) by Buyer if there has been a breach of any representation, warranty, covenant or agreement made by the Company or Sellers in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date but on or before the Closing Date, such that Section 6.2(a), Section 6.2(b) or Section 6.2(c) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by Buyer to the Company or the Sellers’ Representative and (ii) the Termination Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Buyer is then in material breach or violation of its representations, warranties or covenants contained in this Agreement.

7.2 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this ARTICLE VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of such Party’s representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (a) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any breach of this Agreement by such first Party and (b) the provisions set forth in this Section 7.2, in ARTICLE X and in the Confidentiality Agreement shall survive the termination of this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival. The representations and warranties of the Company, the Sellers and Buyer contained in this Agreement shall survive the Closing for the period set forth in this Section 8.1. All representations and warranties contained in this Agreement shall terminate upon the date that is 18 months after the Closing Date, except that the representations and warranties contained in Section 2.1 (Ownership of Company Equity Interests), Section 2.3 (Authority; Approval), Section 3.2 (Capital Structure), Section 3.3 (Authority; Approval), Section 3.24 (Brokers and Finders), Section 4.2 (Authority; Approval), Section 4.5(b) (Sufficiency of Funds) and Section 4.7 (Brokers and Finders) (collectively, the “Fundamental Representations”), and all claims with respect thereto, or claims of fraud, shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations, and except that the representations and warranties contained in Section 3.11(a) (Title to Real Estate) and Section 3.12 (Environmental Matters) shall terminate upon the date that is three years after the Closing Date, and except that the representations and warranties contained in Section 10.14(c) shall terminate at the conclusion of the Guarantee Period. All covenants and agreements contained herein that contemplate performance at or prior to the Closing shall survive the Closing until the date that is 18 months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 8.2 or Section 8.3 thereafter). Each covenant and agreement that contemplates performance following the Closing shall survive the Closing until the earlier to occur of the date such covenant or agreement is fully performed or until the expiration of the applicable statute of limitations.

8.2 Indemnification by Sellers.

(a) From and after the Closing and subject to the provisions of this Section 8.2, each Seller, severally in proportion to their respective Pro Rata Share and not jointly, shall indemnify and hold harmless Buyer from, against and in respect of any and all damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, diminution in value and costs and expenses (including reasonable, out-of-pocket costs of investigation and defense to the extent not inconsistent with Section 8.4 and reasonable attorneys’ fees and expenses) (collectively, “Losses”) imposed on, sustained, incurred or suffered by Buyer, in each case net of any actual benefit recovered by Buyer against a third party pursuant to Section 8.6(a) or a net Tax benefit described in Section 8.6(b), whether in respect of third party claims, claims between the Parties, or otherwise, directly or indirectly arising out of or relating to:

(i) the breach of any representation or warranty made by any Seller or the Company in this Agreement as though made as of the later of March 30, 2017 and the HSR Clearance Date (or, in the case of any such representation or warranty made as of another stated date, only as of such date), without giving effect to any supplement to the Company Disclosure Letter delivered on or after the day immediately following the Execution Date;

(ii) the breach of any covenant or agreement made by any Seller in this Agreement;

(iii) the breach of any covenant or agreement made by the Company in this Agreement, to the extent that such covenant or agreement was required to be performed or complied with on or prior to the Closing;

(iv) the amount of Taxes of the Company attributable to the Pre-Closing Period (including, without limitation and for the avoidance of doubt, any Taxes arising from the Cheese Business Reorganization); and

(v) the reduction or disallowance of any Tax refund for which a payment has been made to Sellers pursuant to Section 5.8(a) (only to the extent of the Tax refund paid to Sellers).

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) the aggregate amount that may be recovered by the Buyer from the Sellers pursuant to Section 8.2(a)(i) (other than in respect of actual fraud committed in making the representations set forth in this Agreement, a breach of Section 3.11(a) (Title to Real Estate), or a breach of a Fundamental Representation) shall not exceed $11,500,000 (the “Cap”), it being understood that each Seller’s liability shall be further limited to that fraction of the Cap that is equal to such Seller’s Pro Rata Share; and

(ii) Buyer shall not be entitled to recover any Losses pursuant to Section 8.2(a)(i) (other than those that relate to a Fundamental Representation, a breach of Section 3.11(a) (Title to Real Estate), or actual fraud committed in making the representations set forth in this Agreement) unless and until the aggregate amount of all Losses collectively incurred by Buyer exceeds an aggregate amount equal to $1,000,000 (the “Deductible”) at which point the Sellers shall be liable to Buyer only for such Losses as are in excess of the Deductible.

(iii) For purposes of this ARTICLE VIII, the representations and warranties of Sellers and the Company qualified by any references to materiality, Material Adverse Effect or any similar qualifier shall be deemed to have been made with such qualification for purposes of determining whether a breach of any such representation or warranty has occurred but, if such breach has occurred, shall be deemed to have been made without such qualification for purposes of determining the amount of any Losses resulting from any such breach.

8.3 Indemnification by Buyer.

(a) From and after the Closing and subject to the provisions of this Section 8.3, Buyer shall indemnify, defend and hold harmless the Sellers from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Sellers, in each case net of any actual benefit recovered by Sellers against a third party pursuant to Section 8.6(a) or a net Tax benefit described in Section 8.6(b), whether in respect of third party claims, claims between the Parties, or otherwise, directly or indirectly arising out of or relating to:

(i) the breach of any representation or warranty made by Buyer in this Agreement;

(ii) the breach of any covenant or agreement made by Buyer in this Agreement;

(iii) all Taxes of the Company to the extent not attributable to the Pre-Closing Period, though excluding any Taxes with respect to which Buyer is entitled to indemnification or reimbursement pursuant to Section 8.2(a)(i), 8.2(a)(ii) or 8.2(a)(iii), or otherwise pursuant to this Agreement; and

(iv) the breach of any representation or warranty made by Guarantor in this Agreement.

8.4 Claims Procedure.

(a) Notification by the Indemnified Person. Except as provided in Section 5.8 with respect to Tax Claims, if any Person claiming indemnification under this ARTICLE VIII (the “Indemnified Person”) becomes aware of any fact, matter or circumstance that may give rise to a claim for indemnification under this ARTICLE VIII, the Indemnified Person shall (at the Indemnified Person’s own expense) promptly notify the Person from whom indemnification is sought (the “Indemnifying Person”) in writing of such claim, including any pending or threatened claim or demand by a third party that the Indemnified Person has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted in writing by a third party against the Indemnified Person) (each, a “Third-Party Claim”), setting out the provisions under this Agreement on which such claim is based, and such other information (to the extent available) as is reasonably necessary to enable the Indemnifying Person to assess the merits of the potential claim (including details of the legal and factual basis of the claim and the evidence on which the Indemnified Person relies (including, where the claim is the result of a Third-Party Claim, evidence of the Third-Party Claim)) and setting out the Indemnified Person’s estimate of the amount of Losses to the extent ascertainable which are, or are to be, the subject of the claim; provided, however, that, subject to the next sentence, the failure to provide such notice by a particular time shall not release the Indemnifying Person from any of the Indemnifying Person’s obligations under this ARTICLE VIII except to the extent that the Indemnifying Person is prejudiced by such failure. The Parties agree that (i) in this ARTICLE VIII they intend to shorten, in the case of the limited survival periods specified in Section 8.1, the applicable statute of limitations period with respect to certain claims; (ii) notices for claims in respect of a breach of a representation, warranty, covenant or obligation must be delivered prior to the expiration of the applicable survival period specified in Section 8.1 for such representation, warranty, covenant or obligation; and (iii) any claims for indemnification for which notice is not delivered prior to the expiration of the applicable survival period specified in Section 8.1 and in accordance with this Section 8.4(a) shall be expressly barred and are hereby waived; provided, further, that if, prior to such applicable date, a Party shall have notified the other Party in accordance with the requirements of this Section 8.4(a) of a Third-Party Claim (whether or not formal legal action shall have been commenced based upon such Third-Party Claim), such Third-Party Claim shall continue to be subject to indemnification in accordance with this ARTICLE VIII notwithstanding the passing of such applicable date.

(b) Cooperation by the Indemnified Person. The Indemnified Person shall cooperate with and assist the Indemnifying Person in determining the validity of any claim for indemnity made by the Indemnified Person and in defending against a Third-Party Claim. In connection with any fact, matter, event or circumstance that may give rise to a claim against any Indemnifying Person under this Agreement, the Indemnified Person: (i) shall preserve all material evidence relevant to the claim, (ii) shall allow the Indemnifying Person and the Indemnifying Person’s advisers to investigate the fact, matter, event or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim and whether the Indemnified Party can recover from a third party pursuant to Section 8.4(a), and (iii) shall (at the Indemnified Person’s own expense) disclose to the Indemnifying Person and the Indemnifying Person’s representatives all material of which the Indemnified Person is aware which relates to the claim and provide (at the Indemnified Person’s own expense) all such information and assistance, including reasonable access upon advance notice and during normal business hours to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records relating to the claim, as the Indemnifying Person or the Indemnifying Person’s representatives may reasonably request, subject to (x) the Indemnifying Person and the Indemnifying Person’s advisers agreeing in such form as the Indemnified Person may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question; and (y) no Party shall be required to provide any documents or other information covered by attorney-client privilege, the attorney work-product doctrine or similar protection.

(c) Assumption of Defense of a Third-Party Claim. Upon receipt of a notice of a claim for indemnity from an Indemnified Person pursuant to Section 8.4(a) in respect of a Third-Party Claim, the Indemnifying Person may, except in the event of an Indemnifying Person Conflict, by notice to the Indemnified Person delivered within 30 Business Days of the receipt of notice of such Third-Party Claim, assume the defense and control of any Third-Party Claim, with the Indemnifying Person’s own counsel and at the Indemnifying Person’s own expense, but shall allow the Indemnified Person a reasonable opportunity to participate in the defense of such Third-Party Claim with the Indemnified Person’s own counsel and at the Indemnified Person’s own expense. The Indemnifying Person shall not, without the prior written consent of the Indemnified Person (which shall not be unreasonably withheld, conditioned or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third-Party Claim, unless such settlement, compromise, discharge or entry of any judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Person. If the Indemnifying Person does not assume the defense and control of any such Third-Party Claim, the Indemnified Person, subject to Section 8.4(d), may defend the same in such manner as the Indemnified Person may deem appropriate. For purposes of the foregoing, an “Indemnifying Person Conflict” shall mean any Third-Party Claim involving (i) a criminal proceeding, action, indictment, allegation or investigation; (ii) primarily nonmonetary, equitable or injunctive relief and nonmonetary relief; (iii) indemnifiable Losses that would reasonably be expected to exceed the Cap; or (iv) joint representation of an Indemnifying Person and Indemnified Person if the Indemnified Person shall have received written advice from outside counsel that an actual or potential conflict of interest would make it inappropriate for the same counsel to represent both the Indemnifying Person and the Indemnified Person with respect to the Third-Party Claim.

(d) Settlement of Claims. The Indemnified Person shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which the Indemnified Person is seeking indemnification from the Indemnifying Person without the prior written consent of the Indemnifying Person unless there is no finding or admission of any violation of Law or admission of any wrongdoing by the Indemnifying Person. Notwithstanding anything to the contrary contained in this ARTICLE VIII, no Indemnifying Person shall have any liability under this ARTICLE VIII for any Losses arising out of or in connection with any Third-Party Claim that is settled or compromised by an Indemnified Person without the requisite consent of such Indemnifying Person.

(e) Response to Claims Not Involving Third-Party Claims. Except as set forth in Section 5.8 with respect to Tax Claims, in the event any Indemnifying Person receives a notice of a claim for indemnity from an Indemnified Person pursuant to Section 8.4(a) that does not involve a Third-Party Claim, the Indemnifying Person shall notify the Indemnified Person within 30 Business Days following the Indemnifying Person’s receipt of such notice whether the Indemnifying Person disputes the Indemnifying Person’s liability to the Indemnified Person under this ARTICLE VIII; provided, however, that if the Indemnifying Person fails to notify the Indemnified Person within the requisite time period, the amount of Losses asserted therein shall be deemed to be a “Final Determination” for purposes of Section 8.7.

8.5 Damages Calculation. Notwithstanding anything to the contrary contained in this Agreement, in no event shall an Indemnifying Person have any liability under this ARTICLE VIII to an Indemnified Person for any consequential, punitive, special, exemplary, incidental or indirect damages, including lost profits, ‘multiple of profits’, or ‘multiple of cash flow’ or other valuation methodology, except, in each case, to the extent actually payable by an Indemnified Person with respect to a Third-Party Claim pursuant to a Final Determination.

8.6 Adjustments to Losses.

(a) Recovery from Third-Party Source. If any Indemnifying Person is liable to pay an amount in discharge of any claim under this Agreement and any Indemnified Person recovers from a third party which is not Affiliated with the Indemnified Person a sum which indemnifies or compensates the Indemnified Person (in whole or in part) in respect of the Loss which is the subject matter of the claim, Sellers’ Representative or Buyer, as applicable, shall reduce or satisfy, as the case may be, such claim to the extent of such recovery less any reasonable out-of-pocket costs and expenses incurred in connection with receiving such recovery and any related increases in insurance premiums. If any Indemnifying Person has paid an amount in discharge of any claim under this Agreement and any Indemnified Person recovers from a third party a sum which indemnifies or compensates any Indemnified Person (in whole or in part) in respect of the Loss which is the subject matter of the claim, Sellers’ Representative or Buyer, as applicable, shall ensure that all steps are taken as may reasonably be required to enforce such recovery and shall, or shall ensure that the relevant Indemnified Person shall, pay to Sellers’ Representative or Buyer, as applicable, as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery and any related increases in insurance premiums to the extent arising from such Loss or (ii) if less, the amount previously paid by the relevant Indemnifying Person to the relevant Indemnified Person.

(b) Taxes. In determining the amount of the payment necessary to indemnify a Party claiming a Loss, the amount of such Loss shall be reduced to take into account any net Tax benefit that is actually recognized by such Party with respect to such Loss (including the utilization of a Tax loss or Tax credit carried forward). The net Tax benefit that is actually recognized by such Party for a taxable year shall be the excess, if any, of (i) such Party’s cumulative Liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the payment at issue for all taxable years, over (ii) such Party’s actual cumulative Liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the payment at issue for all taxable years (to the extent permitted by relevant Tax Law). For avoidance of doubt, the result of the foregoing is to treat such Tax items as the last items claimed for any taxable year. If a net Tax benefit is not recognized in or prior to the taxable period during which an indemnification payment is made or the Party claiming a Loss incurs or pays such Loss, such Party thereafter shall make payments in accordance with this Article VIII to the Indemnifying Party to reflect the net Tax benefit actually recognized in each subsequent taxable period, promptly after determining such net Tax benefit for each such taxable period; provided, that on or before the second anniversary of the Closing Date, the Sellers’ Representatives and Buyer shall use their respective commercially reasonable efforts to negotiate in good faith an agreed settlement of any such net Tax benefit (e.g., the net present value of any anticipated Tax benefit).

8.7 Payments. The Indemnifying Person shall pay (or cause to be paid by issuing joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse funds from the Indemnification Escrow Fund) to the Indemnified Person the amount of any Losses for which the Indemnifying Person is liable hereunder, in immediately available funds, to an account specified by the Indemnified Person no later than three days following any Final Determination of such Losses and the Indemnifying Person’s liability therefor. A “Final Determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to the subject matter of the claim or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the Parties have agreed to submit thereto. Any amounts for which any Seller may be liable hereunder shall be payable first from the Indemnification Escrow Fund; following such time when there are no amounts remaining in the Indemnification Escrow Fund, any amounts for which a Seller may be severally liable hereunder shall be payable directly by such Seller to the extent of such Seller’s Pro Rata Share.

8.8 Characterization of Indemnification Payments. All payments made by an Indemnifying Person to an Indemnified Person in respect of any claim pursuant to Sections 8.2 or 8.3 hereof shall be treated as adjustments to the consideration paid pursuant to the transactions contemplated by this Agreement for Tax purposes.

8.9 Double Claims. No Indemnified Person shall be entitled to recover from any Indemnifying Person (i) under this ARTICLE VIII more than once in respect of the same Loss (notwithstanding that such Loss may result from breaches of multiple provisions of this Agreement) or (ii) in respect of any Loss to the extent the fact, matter, event or circumstance giving rise to the claim or on which it is based is allowed, provided, accrued or reserved for in the Financial Statements or is provided for or otherwise taken into account in determining any adjustment to the Base Purchase Price provided herein.

8.10 Mitigation. The Indemnified Persons shall ensure that all commercially reasonable steps are taken and all commercially reasonable assistance is given to avoid or mitigate any Losses, which in the absence of mitigation would reasonably be expected to give rise to or increase a Loss in respect of any claim under this ARTICLE VIII.

8.11 Exclusive Remedy. Except as otherwise set forth in Sections 1.6(e)(ii), 1.6(g) and 10.14 and except with respect to actual fraud committed in making the representations set forth in this Agreement, if the Closing occurs, the remedies set forth in this ARTICLE VIII shall provide the sole and exclusive remedies of the Parties for any breach of this Agreement (other than any covenant which by the terms of this Agreement is to be performed after the Closing, for which the Parties shall be entitled to injunctive or other equitable relief); provided, that the foregoing shall not interfere with or impede the working capital reconciliation set forth in Section 1.5 or the resolution of disputes relating to the Earn-out Calculation pursuant to Section 1.6(c)(ii). Subject to the foregoing sentence, the Parties acknowledge and agree that, if the Closing occurs, except as otherwise specifically provided in this Agreement, including Section 10.14 hereof, the remedies available in this ARTICLE VIII supersede any other remedies available at law or in equity including rights of rescission and claims arising under applicable Law, and each Party hereby waives and releases, to the fullest extent permitted by applicable Law, any and all other rights, remedies, claims and causes of action, whether in contract, tort or otherwise, known or unknown, foreseen or unforeseen, which exist or may arise in the future, arising under or based upon any federal, state or local Law, that any Party may have against another Party in respect of any breach of this Agreement.

ARTICLE IX

SELLERS’ REPRESENTATIVE

9.1 Acknowledgement. By signing this Agreement, each Seller shall be deemed to have irrevocably constituted or appointed the Sellers’ Representative as the representative, and by execution of this Agreement, the Sellers’ Representative hereby accepts such appointment, to act on behalf of such Seller as such Seller’s agent and attorney-in-fact, with full power of substitution, to act in such Seller’s name, place and stead in connection with the transactions contemplated by this Agreement. The power of attorney granted in this Section 9.1 by each Seller may be delegated by the Sellers’ Representative and shall survive the death, incapacity or dissolution of any such Seller. Buyer is entitled to rely on the actions of the Sellers’ Representative taken on behalf of Sellers in connection with the transactions contemplated by this Agreement. By signing this Agreement, each Seller shall be deemed to have authorized and empowered the Sellers’ Representative, on such Seller’s behalf and in such Seller’s name, to:

(a) act for and on behalf of each Seller in any and all capacities and to do and perform every act and thing required or permitted to be done, in the reasonable judgment of the Sellers’ Representative, in connection with the transactions contemplated by this Agreement;

(b) give and receive all notices or documents given or to be given to or by Sellers pursuant hereto or in connection herewith and to give and receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;

(c) engage counsel and such accountants and other advisors for Sellers and incur such other expenses on behalf of Sellers in connection with the transactions contemplated by this Agreement as the Sellers’ Representative may deem appropriate;

(d) take such action on behalf of Sellers as the Sellers’ Representative may deem appropriate in respect of the following:

(i) any claims (including settlement thereof) made by Buyer for indemnification pursuant to ARTICLE VIII;

(ii) any amendment, waiver or consent with respect to this Agreement or the Escrow Agreement; and

(iii) any claims, filings or other matters contemplated by Section 5.2;

(e) take such other action as the Sellers’ Representative is authorized to take under this Agreement or the Escrow Agreement;

(f) make all determinations required or permitted under this Agreement or the Escrow Agreement;

(g) represent each Seller or all or certain Sellers as a group in all litigation and negotiate or enter into settlements and compromises relating to any disputes arising in connection with the transactions contemplated by this Agreement; and

(h) take all relevant action in all such other matters as the Sellers’ Representative may deem necessary or appropriate to consummate the transactions contemplated by this Agreement.

9.2 Indemnification of Sellers’ Representative. The Sellers shall indemnify the Sellers’ Representative for and shall hold the Sellers’ Representative harmless against any loss, liability or expense incurred by the Sellers’ Representative and any of its respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling Persons, in each case relating to the Sellers’ Representative’s conduct as Sellers’ Representative, including all out-of-pocket expenses incurred for legal fees or otherwise, other than losses, Liabilities or expenses resulting from the Sellers’ Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement and the Escrow Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be individual obligations of the Sellers based on their respective Pro Rata Shares of such costs. The Sellers’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Sellers’ Representative in accordance with such advice, the Sellers’ Representative shall not be liable to Sellers or the Escrow Agent or any other Person. In no event shall the Sellers’ Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.

9.3 Reliance. In the performance of its duties hereunder, the Sellers’ Representative shall be entitled to (a) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Seller or any other Party hereunder and (b) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so. A decision, act, consent or instruction of the Sellers’ Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer, the Company and the Sellers’ Representative, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, that in the case of a waiver that will be effective against one or more of the Sellers, such waiver must be signed by the Sellers’ Representative. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.2 Expenses. Except as otherwise provided herein, each Party will bear such Party’s respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of such Party’s representatives.

10.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.4 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The Parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action, proceeding or transactions contemplated by this Agreement shall be heard and determined in such a Delaware State or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4.

(c) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 8.11, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity.

10.5 Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to any other Party or Parties shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) by a nationally recognized overnight courier service upon the party for whom it is intended, or (c) sent by email, provided that the transmission of the email is followed up within one Business Day by dispatch pursuant to one of the other methods described herein:

If to Buyer:

8111 Smith’s Mill Road
New Albany, OH 43045
Attention:	Michael Townsley
Colin Daly
Telephone:	(614) 491-2225
Email:	mike_townsley@bobevans.com
colin_daly@bobevans.com

(with a copy to

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, OH 43215
Attention:	Michael D. Martz
Bruce P. Paige
Telephone:	(614) 464-6400
Email:	mdmartz@vorys.com
bppaige@vorys.com

If to the Company:

60 Pineland Drive, Suite 115
New Gloucester, ME 04260
Attention:	William E. Haggett
Rodney McCrum
Allan Fairfield
Telephone:	(207) 688-4808
Email:	weh0703@netzero.com
rmccrum@pinelandfarms.com
afairfield@pfnmeats.com

(with a copy to

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	H. Rodgin Cohen
Scott B. Crofton
Telephone:	(212) 558-4000
Email:	cohenhr@sullcrom.com
croftons@sullcrom.com

If to the Sellers or the Sellers’ Representative:

Three Canal Plaza, Suite 500
P.O. Box 17516
Portland, ME 04112-8516
Attention:	Craig Denekas
Jere Michelson
Telephone:	(207) 879-6280
Email:	craig@librafoundation.org
jere@librafoundation.org

(with a copy to

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	H. Rodgin Cohen
Scott B. Crofton
Telephone:	(212) 558-4000
Email:	cohenhr@sullcrom.com
croftons@sullcrom.com

or to such other Person or addressees as has or have been designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving Party (x) upon actual receipt, if delivered personally, (y) on the second Business Day after deposit with an overnight courier, if sent by overnight courier, or (z) upon confirmation of successful transmission if sent by email and followed up within one Business Day by dispatch pursuant to one of the other methods described herein. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 10.5.

10.6 Entire Agreement. This Agreement (including any exhibits and schedules hereto), the Company Disclosure Letter, the Buyer Disclosure Letter, the Employment Agreements, the Transition Services Agreement, the Trademark License Agreement, the Trademark Assignment Agreement, the Escrow Agreement and the Confidentiality Agreement,

dated May 6, 2016, between BEF Foods, Inc. and the Company (as it may be amended from time to time, the “Confidentiality Agreement”) constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof. EACH PARTY AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF BUYER, SELLERS, SELLERS’ REPRESENTATIVE OR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. No Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained in this Agreement.

10.7 No Third Party Beneficiaries. Except as provided in Section 5.6 (Indemnification; Directors’ and Officers’ Insurance), ARTICLE VIII and ARTICLE IX only, the Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the respective other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.1 without notice or liability to any other Person. Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Execution Date or as of any other date.

10.8 Attorney Client Matter. Buyer agrees to comply with the provisions of this Section 10.8 and, following the Closing, agrees to cause its Affiliates and Subsidiaries (including, following the Closing, the Company) (collectively with Buyer, the “Buyer Parties”) to comply with the provisions of this Section 10.8 and to execute and deliver any documents or agreements reasonably requested by the Sellers’ Representative to implement such provisions. Notwithstanding any representation of the Company by Sullivan & Cromwell LLP (“S&C”) prior to the Closing Date, each Buyer Party: (i) consents to S&C’s representation of the Sellers’ Representative and/or any Seller (the “Seller Parties”) in connection with any matters or disputes arising out of or relating to this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby; (ii) waives any claim it has or may have that S&C has a conflict of interest or is otherwise prohibited from engaging in such representation based upon S&C’s prior representation of the Company; and (iii) agrees that, if a dispute arises between any Seller Party, on the one hand, and any Buyer Party, on the other hand, S&C may represent such

Seller Party notwithstanding that the interests of such Seller Party and such Buyer Party may be directly adverse and that S&C may have represented the Company in a substantially related matter. As to all communications prior to the Closing that relate in any way to this Agreement, the Escrow Agreement or the transactions contemplated hereby and thereby and that are (x) privileged communications between S&C or another legal advisor, on the one hand, and, prior to the Closing, any Seller Party or the Company, on the other hand, or (y) communications that refer or relate to such privileged communications (collectively, “Confidential Communications”), each Buyer Party agrees that the attorney-client privilege belongs, to the extent such privilege exists, to the applicable Seller Party, may be controlled by such Seller Party and will not pass to or be claimed by any Buyer Party. Each Buyer Party will not assert that privilege has been waived with respect to Confidential Communications coming into the possession of such Buyer Party. To the extent that any Buyer Party has or maintains any control of such privilege of such Confidential Communications, such Buyer Party will not, except as may be required by applicable Law, waive or attempt to waive such privilege without the prior written consent of the Sellers’ Representative. Notwithstanding the foregoing, in the event that, following the Closing, a dispute arises between any Buyer Party and a third party (other than a Seller Party, but including any Governmental Entity), such Buyer Party shall assert the attorney-client privilege against such third party to the extent necessary to prevent disclosure of Confidential Communications. Each Buyer Party further agrees that Confidential Communications shall be and remain the exclusive property of the Seller Parties, notwithstanding that some Confidential Communications may have come into the possession of the Buyer Parties. Each Buyer Party will take reasonable steps to protect the confidentiality of such Confidential Communications. The provisions of this Section 10.8 are intended to be for the benefit of, and shall be enforceable by, each of the Seller Parties, who are intended third party beneficiaries hereof.

10.9 Obligations of Buyer. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action.

10.10 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

10.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.12 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) Each Party to this Agreement has or may have set forth information in a letter delivered to the other Party (a “Disclosure Letter”) in a Section of such Disclosure Letter that corresponds to the Section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

10.13 Assignment. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other Party, except that Buyer may assign any and all of its rights under this Agreement to one or more of its wholly-owned Subsidiaries (but no such assignment shall relieve Buyer of any of its obligations hereunder). Any purported assignment in violation of this Agreement is void.

10.14 Guarantee.

(a) Guarantor unconditionally, irrevocably and absolutely guarantees that Buyer shall fully, completely and punctually pay and perform all of its obligations hereunder (the “Guaranteed Obligations”). The guarantee contained in this Section 10.14 shall terminate when (and only when) Buyer shall have fully paid the Earn-out Payment pursuant to and in accordance with Section 1.6 (such period, the “Guarantee Period”). Guarantor is guaranteeing the Guaranteed Obligations as primary obligor and not merely as surety. If, for any reason whatsoever, Buyer shall fail to, or be unable to fully, completely, and punctually pay and perform the Guaranteed Obligations, Guarantor will forthwith, without any notice or demand whatsoever, pay and cause to be paid in dollars, with respect to payment obligations, or perform or cause to be performed, with respect to performance obligations, the Guaranteed Obligations. Guarantor hereby expressly and irrevocably waives diligence, presentment, demand of payment, filing objections with a court, any right or requirement that any Party exhaust any right, power or remedy or proceed against Buyer, any right to require the prior disposition of the assets of Buyer to meet their obligations, lack of validity or the unenforceability of Guarantor’s guaranty of the Guaranteed Obligations, any rights to set-offs, recoupments and counterclaims (except to the extent Buyer is entitled to such rights pursuant to the express terms of this Agreement or otherwise, which rights result in a reduction of the Guaranteed Obligations), notice, protest and all demands whatsoever. The guarantee contained in this Section 10.14 shall apply regardless of any amendments, modifications, waivers or extensions to this Agreement whether or not Guarantor receives notice of the same and Guarantor waives all need for notice of the same. Guarantor agrees that the guarantee contained in this Section 10.14 is a guarantee of payment and performance and not of collectability. The obligations under this Section 10.14 shall survive the Closing and/or a termination of this Agreement and continue in full force and effect thereafter. Guarantor shall not transfer or assign, in whole or in part, any of its obligations under this Section 10.14 and any such assignment is null and void.

(b) There are no conditions precedent to the enforcement of this Section 10.14. Except as otherwise expressly set forth herein, the obligations of Guarantor hereunder shall be continuing, absolute and unconditional and such obligations shall be binding upon Guarantor, its successors and assigns and inure to the benefit of, and be enforceable by, the Company, Sellers and the Sellers’ Representative and its successors and permitted assigns.

(c) Guarantor represents and warrants to the Company and the Sellers:

(i) Authority; Approval. Guarantor has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and perform its obligations under this Section 10.14. This Agreement has been, and each other agreement, document, certificate and instrument to be delivered by Guarantor in connection with this Agreement will be, duly executed and delivered by Guarantor and, assuming due authorization, execution and delivery by the other Parties hereto (other than Buyer), constitutes a valid and binding agreement of Guarantor enforceable against Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) Financial Capability. Guarantor has the financial capability to perform its obligations under this Section 10.14 when due, and Guarantor acknowledges that its obligations under this Agreement are not conditioned upon the receipt of any financing proceeds.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

PINELAND FARMS POTATO COMPANY, INC.

By:	/s/ William E. Haggett
Name: William E. Haggett
Title: Chairman and Chief Executive Officer

LIBRA FOUNDATION (as Sellers’ Representative)

By:	/s/ Craig Denekas
Name: Craig Denekas
Title: Chairman and Chief Executive Officer

LIBRA FOUNDATION

By:	/s/ Craig Denekas
Name: Craig Denekas
Title: Chairman and Chief Executive Officer

WILLIAM E. HAGGETT

By:	/s/ William E. Haggett
Name: William E. Haggett

[Signature Page to Stock Purchase Agreement]

RODNEY McCRUM

By:	/s/ Rodney McCrum
Name: Rodney McCrum

BEF FOODS, INC.

By:	/s/ J. Michael Townsley
Name: J. Michael Townsley
Title: President

BOB EVANS FARMS, INC. (for purposes of Section 10.14)

By:	/s/ Saed Mohseni
Name: Saed Mohseni
Title: President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

ANNEX A

DEFINED TERMS

Terms	Section
Accountant	1.5(c)(ii)
Adjustment Escrow Deposit	1.3(c)(ii)
Adjustment Escrow Fund	1.4(a)
Advisory Counsel	1.6(h)
Affiliate	3.10(a)
Agreed Accounting Principles	1.5(a)
Agreement	Preamble
Bankruptcy and Equity Exception	2.3
Base Purchase Price	1.5(a)(i)
Base Purchase Price Difference	1.5(c)(iii)
Benefit Plans	3.8(a)
Borrowed Money Debt	1.5(a)(ii)
Business	Recitals
Business Day	1.5(a)(iii)
Business Leases	3.11(c)
Buyer	Preamble
Buyer Base Purchase Price	1.5(c)(i)
Buyer Base Purchase Price Statement	1.5(c)(i)
Buyer Parties	10.8
Buyer’s Knowledge	4.4
Calculation Period	1.6(a)(i)
Cap	8.2(b)(i)
Cash	1.5(a)(iv)
Change in Control	1.6(e)(iii)
Cheese Business	5.7
Cheese Business Reorganization	5.7
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Class B Issuance	Recitals
Closing	1.2
Closing Date	1.2
Code	1.3(b)(ix)
Company	Preamble
Company Approvals	3.4(a)
Company Disclosure Letter	ARTICLE II
Company Equity Interests	Recitals
Company Operating Assets	3.19(a)
Company Real Property	3.11(a)
Confidential Communications	10.8

Confidentiality Agreement	10.6
Continuing Employees	5.5(a)
Contract	2.4(b)
Control	1.6(a)(ii)
Covered Employee	5.9(b)
Current Assets	1.5(a)(v)
Current Liabilities	1.5(a)(vi)
Debt Payoff Amount	1.5(a)(vii)
Default Event	1.6(e)(ii)
Deductible	8.2(b)(ii)
Disclosure Letter	10.12(c)
Earn-out Calculation	1.6(a)(iii)
Earn-out Calculation Delivery Date	1.6(a)(iv)
Earn-out Calculation Objection Notice	1.6(a)(v)
Earn-out Calculation Statement	1.6(a)(vi)
Earn-out Multiple	1.6(a)(vii)
Earn-out Payment	1.6(a)(viii)
Earn-out Period	1.6(a)(ix)
EBITDA	1.6(a)(x)
EBITDA Threshold	1.6(a)(xiv)
Employees	3.8(a)
Employment Agreements	Recitals
Encumbrance	3.11(c)
Environmental Law	3.12(c)
Environmental Studies	3.12(a)
ERISA	3.8(a)
ERISA Affiliate	3.8(c)
ERISA Plan	3.8(b)
Escrow Agent	1.3(c)(i)
Escrow Agreement	1.4(a)
Escrow End Date	1.4(b)
Execution Date	Preamble
Final Determination	8.7
Final LTM EBITDA	1.6(a)(xi)
Financial Statements	3.5(a)
Force Majeure	1.6(a)(xv)
Fundamental Representations	8.1
GAAP	1.5(a)(ii)
Government Antitrust Entity	5.2(d)
Governmental Authorizations	3.9(b)
Governmental Entity	2.4(a)
Guaranteed Obligations	10.14(a)
Guarantee Period	10.14(a)

Hazardous Substance	3.12(d)
HSR Act	3.4(a)
HSR Clearance Date	6.1(a)
Incumbent Directors	1.6(e)(iii)
Indemnification Escrow Account	1.3(c)(i)
Indemnification Escrow Deposit	1.3(c)(i)
Indemnification Escrow Fund	1.4(a)
Indemnified Person	8.4(a)
Indemnifying Person	8.4(a)
Indemnifying Person Conflict	8.4(a)
Insurance Policies	3.21
Intellectual Property Assets	3.15
Interim Balance Sheet	3.5(a)
IRS	3.8(b)
Knowledge	3.6
Last Calculation Period	1.6(a)(xii)
Laws	3.9(a)
Liability	1.5(a)(viii)
Lien	2.1(a)
Losses	8.2(a)
LTM EBITDA	1.6(a)(xiii)
made available	3.1(b)(i)
Major Customers	3.16
Major Suppliers	3.16
Material Adverse Effect	3.1(b)(ii)
Material Contract	3.10(a)
Maximum Earn-out Achievement	1.6(f)(ii)
Maximum Earn-out Payment Amount	1.6(a)(xvi)
Maximum Earn-out Threshold	1.6(a)(xvii)
Multiemployer Plan	3.8(b)
Net Working Capital	1.5(a)(ix)
Order	6.1(b)
Ordinary Course of Business	1.5(a)(x)
Original Base Purchase Price	1.5(b)
Original Base Purchase Price Statement	1.5(b)
Organizational Documents	3.1(a)
Parties	Preamble
Party	Preamble
Permitted Lien	3.11(d)
Person	2.1
Phase 4 Projects	5.1(c)
Pre-Closing Period	5.8(a)
Pre-Closing Tax Returns	5.8(a)

Preferred Stock	Recitals
Proceedings	3.7(a)
Pro Rata Share	1.3
Redemption	Recitals
Related Person	1.6(a)(xviii)
Review Period	1.6(a)(xix)
S&C	10.8
Seller	Preamble
Seller Parties	10.8
Sellers	Preamble
Sellers’ Representative	Preamble
Solvent	4.6
Straddle Periods	5.8(a)
Subsidiary	3.10(a)
Target Net Working Capital Range	1.5(a)(xii)
Tax	3.13(e)
Tax Claim	5.8(d)(i)
Tax Return	3.13(e)
Taxes	3.13(e)
Termination Date	7.1(b)(i)
Third-Party Claim	8.4(a)
Trademark Assignment Agreement	Recitals
Trademark License Agreement	Recitals
Transfer Taxes	5.8(c)
Transition Services Agreement	Recitals
Treasury Regulations	1.3(b)(viii)
Working Capital Decrease	1.5(a)(xiii)
Working Capital Increase	1.5(a)(xiv)